Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

AMONG

MSA ADVANCED DETECTION, LLC,

CARDINAL MERGER SUBSIDIARY, INC.,

MSA SAFETY INCORPORATED,

VIKING TOPCO, INC.

AND

LAUREL SOLUTIONS HOLDINGS LLC,

AS REPRESENTATIVE OF THE COMPANY STOCKHOLDERS

MAY 23, 2021

i

4.23	Anti-Bribery and Anti-Corruption	59
4.24	Government Contracts	60
4.25	Warranties and Liabilities	62
4.26	Books and Records	63
4.27	Bank Accounts	63

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		63

5.1	Organization of Parent and Merger Sub	63
5.2	Ownership of Merger Sub; No Prior Activities	63
5.3	Authorization; Enforceability	63
5.4	Non-contravention	64
5.5	Brokers’ Fees	64
5.6	Litigation	64
5.7	Financing	64
5.8	Solvency of the Surviving Corporation	65
5.9	Condition of the Business	65

ARTICLE VI PRE-CLOSING COVENANTS RELATING TO THE COMPANY		66

6.1	Conduct of Business	66
6.2	Consents; Filings; Etc.	67
6.3	Publicity	68
6.4	Access	68
6.5	Sensitive Information	68
6.6	Requisite Stockholder Approval	69
6.7	Information Statement	69
6.8	Section 280G	69
6.9	Exclusivity	70
6.10	Notice of Certain Events	70

ARTICLE VII COVENANTS RELATING TO PARENT, MERGER SUB AND GUARANTOR		71

7.1	Filings; Consents; Etc.	71
7.2	Publicity	72
7.3	Parent Guaranty	72
7.4	R&W Insurance	73
7.5	Management Costs	73

ARTICLE VIII CONDITIONS PRECEDENT TO THE CLOSING		73

8.1	Conditions Precedent to Each Party’s Obligations	73
8.2	Conditions Precedent to Obligations of Parent and Merger Sub	73
8.3	Conditions Precedent to Obligations of the Company	74
8.4	Frustration of Closing Conditions	74

ARTICLE IX CLOSING		75

9.1	Deliveries by the Company	75
9.2	Deliveries by Parent and Merger Sub	76

ARTICLE X POST-CLOSING COVENANTS		77

10.1	Tax Covenants	77

ii

10.2	Director and Officer Liability and Indemnification	78
10.3	Employee Matters	79

ARTICLE XI TERMINATION		80

11.1	Termination of Agreement	80
11.2	Effect of Termination	81

ARTICLE XII MISCELLANEOUS		82

12.1	Expenses	82
12.2	No Third Party Beneficiaries	82
12.3	Entire Agreement	82
12.4	Succession and Assignment	82
12.5	Counterparts	83
12.6	Headings	83
12.7	Notices	83
12.8	Governing Law; Waiver of Jury Trial	84
12.9	No Survival; Acknowledgment; Waiver	85
12.10	Amendments and Waivers	87
12.11	Severability	87
12.12	Disclosure	87
12.13	Incorporation of Exhibits and Schedules	88
12.14	Specific Performance	88
12.15	Representative	88
12.16	Conflict Waiver	91
12.17	Non-Recourse	92
12.18	Release	93

EXHIBITS

Exhibit A – Working Capital Schedule

Exhibit B – Stockholder Consent

Exhibit C – Form of Escrow Agreement

Exhibit D – Form of Stockholder Letter of Transmittal

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 23, 2021 by and among MSA Advanced Detection, LLC, a Pennsylvania limited liability company (“Parent”), Cardinal Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), MSA Safety Incorporated, a Pennsylvania corporation (“Guarantor”), Viking Topco, Inc., a Delaware corporation (the “Company”), and Laurel Solutions Holdings LLC, a Delaware limited liability company, solely in its capacity as a representative of the Company Stockholders (the “Representative”).

RECITALS

WHEREAS, the board of directors of each of Parent, Merger Sub, Guarantor and the Company has approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of each of Parent, Merger Sub, Guarantor and the Company has determined that this Agreement and the Merger are in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders;

WHEREAS, certain Company Stockholders have delivered to Parent agreements in support of this Agreement, the Merger and the transactions contemplated hereby;

WHEREAS, pursuant to the Merger and at the Effective Time, among other things, all of the issued and outstanding Company Shares and outstanding Vested Options shall be converted into the right to receive the Merger Consideration as provided herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain individuals have entered into a non-competition, non-solicitation, non-disparagement and confidentiality agreement (each, a “Non-Competition Agreement”); and

WHEREAS, to induce the other parties hereto to enter into this Agreement and consummate the transactions contemplated hereby, the parties to this Agreement desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the meanings ascribed to them in this Section 1.1.

“Acquired Companies” means, collectively, the Company and each of the Company Subsidiaries.

“Acquired Company Intellectual Property” has the meaning set forth in Section 4.12(a).

“Acquired Company Data” means all Acquired Company Product Data, Business Data, and Personal Information that is maintained by or for the Acquired Companies and all Confidential Information.

“Acquired Company Product Data” means all Data that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Acquired Company Products.

“Acquired Company Products” means all Software and other products, including any of the foregoing currently in development, from which any of the Acquired Companies have derived, are currently deriving or are scheduled to derive, revenue from the sale, license, maintenance or other provision thereof.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Merger Consideration” means an amount equal to (i) the Merger Consideration, plus (ii) an amount equal to the aggregate exercise price of all of the outstanding Vested Options.

“Agreement” has the meaning set forth in the introductory paragraph above.

“Ancillary Documents” means the Escrow Agreement, Payments Agreement, and any other written agreements or certificates delivered pursuant to or in connection with this Agreement or the transactions contemplated hereby.

“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, any other federal or state law, regulation or decree designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition, and any applicable foreign antitrust or competition law.

“Applicable Privacy and Security Laws” means all requirements of Law imposed by any competent Governmental Authority concerning or related to (i) the Data Treatment of Personal Information; the security of Personal Information; or the geographic location where Personal Information is stored or otherwise processed; and/or (ii) notification to data subjects or any Governmental Authority in connection with a Security Breach involving Personal Information.

“Audited Financial Statements” has the meaning set forth in Section 4.6(a).

“Balance Sheet” has the meaning set forth in Section 4.6(b).

“Balance Sheet Date” has the meaning set forth in Section 4.6(b).

“Business” means the business of the Company and its Subsidiaries, including the business of designing, manufacturing, distributing, selling and repairing products for gas leak detection, gas identification, combustion and emissions analysis and energy monitoring.

“Business Data” means all Data (including all Personal Information whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Acquired Companies’ IT Systems.

“Business Day” means any day other than a Saturday or Sunday, or a day on which banking institutions in San Francisco, California or New Kensington, Pennsylvania are authorized or obligated by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority.

“Cash on Hand” means all cash and cash equivalents (including certificates of deposit), the fair market value of all marketable securities (excluding auction rate securities) and short term investments of the Acquired Companies, as determined in accordance with GAAP consistent with past practices as reflected in the Financial Statements. For the avoidance of doubt, Cash on Hand shall be calculated net of issued but uncleared checks and drafts and shall include checks and wire transfers and drafts deposited or available for deposit for the account of the Acquired Companies.

“CC&Rs” has the meaning set forth in Section 4.10(b)(vii).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” means a certificate that, immediately prior to the Effective Time, represents Company Shares.

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash on Hand” means the Cash on Hand of the Acquired Companies as of 11:59 PM ET on the day immediately preceding the Closing Date.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Indebtedness” means the Indebtedness of the Acquired Companies as of immediately prior to the Closing.

“Closing Transaction Expenses” means the Transaction Expenses that are unpaid as of the Closing.

“Closing Working Capital” means, as of 11:59 PM ET on the day immediately preceding the Closing Date, an amount equal to Current Assets minus Current Liabilities calculated on the same basis, including the same line items, judgments, practices, policies, estimations and methodologies used in computing working capital on the Working Capital Schedule attached hereto as Exhibit A, which the parties hereto acknowledge and agree represents an illustrative calculation of Closing Working Capital as of March 31, 2021.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” means the Common Stock of the Company, par value $0.001 per share.

“Company” has the meaning set forth in the introductory paragraph above.

“Company Disclosure Schedules” has the meaning set forth in Article IV.

“Company Shares” means each share of Preferred Stock and Common Stock that is issued and outstanding immediately prior to the Effective Time.

“Company Stockholders” means the holders of all issued and outstanding Company Shares and Vested Options immediately prior to the Effective Time.

“Company Subsidiaries” has the meaning set forth in Section 4.3(c).

“Company Subsidiary” has the meaning set forth in Section 4.3(c).

“Company Transaction” means any (i) reorganization, liquidation, dissolution or recapitalization involving any Acquired Company, (ii) merger, recapitalization, consolidation, or other business combination transaction involving any Acquired Company, (iii) sale, lease, exchange, or other disposition of all or any material assets of any of the Acquired Companies (other than sales of inventory in the Ordinary Course of Business and sales of assets that are obsolete or no longer useful to the Business), (iv) sale of all or any Company Shares (including any rights to acquire, or securities convertible into or exchangeable for, any such Company Shares but excluding any exercises of Options set forth on Schedule 4.3(b)), (v) sale, issuance, or conversion of any equity interest of any of the Acquired Companies or (vi) similar transaction or business combination involving the Acquired Companies or their respective businesses or assets.

“Company’s Knowledge” means the actual or constructive knowledge (after due inquiry and investigation) of Matt Toone, Brian Robbins, David Turske, Todd Yocum, David Halpern, and Leslie Quealy and, only with respect to Section 4.24, Joseph Arena, none of whom will have any personal liability or obligations regarding such knowledge.

“Confidential Information” means all trade secrets, know-how, and other confidential or proprietary information and data of or relating to any of the Acquired Companies or the Business (whether or not expressly identified as confidential or proprietary), including: (a) each of the Acquired Companies’ Business Data and materials, including financial information, books and records, business plans, business proposals, customer and vendor contract terms and conditions, pricing and bidding methodologies and sales data, current or prospective customer lists, contact information, preferences, and other business information, supplier lists, contact information, preferences, and other business information, business partner lists, contact information, preferences and other business information, and similar information; (b) each of the Acquired Companies’ personnel Data and materials, including employee lists and contact information, employee performance information, employee compensation information, recruiting sources, contractor, and consulting information, contacts, and costs, and similar information; (c) each of the Acquired Companies’ Data and materials relating to future plans, including marketing strategies, pending projects and proposals, proprietary production processes, research and development strategies, and similar items; (d) each of the Acquired Companies’ technical Data and materials, including computer programs, software, databases, methods, know-how, formulae, compositions, technological data, technological prototypes, processes, discoveries, machines, inventions, and similar items; and (e) any other Data or material that gives any of the Acquired Companies an advantage with respect to its competitors by virtue of not being known by those competitors.

“Confidentiality Agreement” means that certain mutual nondisclosure agreement, dated March 22, 2021, by and between MSA Worldwide, LLC and the Company.

“Consideration Schedule” has the meaning set forth in Section 3.1(b).

“Continuing Employee” means any individual employed by the Company or any Company Subsidiary immediately prior to the Closing and who continues his or her employment with the Surviving Corporation or a Company Subsidiary immediately following the Closing Date.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means the aggregate amount of the consolidated current assets of the Acquired Companies as of 11:59 PM ET on the day immediately preceding the Closing Date, determined using the policies, conventions, methodologies and procedures used in the Interim Financial Statements, but (a) including Tax Refunds and (b) excluding Cash on Hand and any current or deferred Tax assets; provided, however, that if the policies, conventions, methodologies or procedures used in the Interim Financial Statements are inconsistent with the line items, judgments, practices, policies, estimations or methodologies used in the Working Capital Schedule attached hereto as Exhibit A, the line items, judgments, practices, policies, estimations or methodologies used in the Working Capital Schedule attached hereto as Exhibit A shall prevail. For the avoidance of doubt, no asset shall be classified as a long-term asset unless such asset has been consistently classified as a long-term asset on the Financial Statements.

“Current Liabilities” means the aggregate amount of the consolidated current liabilities of the Acquired Companies as of 11:59 PM ET on the day immediately preceding the Closing Date, determined using the policies, conventions, methodologies and procedures used in the Interim Financial Statements, but (a) including any ordinary course non-interest bearing current liabilities, including bonus accruals, customer deposits or prepayments, and commissions payable and (b) excluding (i) Transaction Expenses, (ii) the current portion of Indebtedness, and (iii) any current or deferred Tax liabilities; provided, however, that if the policies, conventions, methodologies or procedures used in the Interim Financial Statements are inconsistent with the line items, judgments, practices, policies, estimations or methodologies used in the Working Capital Schedule attached hereto as Exhibit A, the line items, judgments, practices, policies, estimations or methodologies used in the Working Capital Schedule attached hereto as Exhibit A shall prevail. For the avoidance of doubt, no liability shall be classified as a current liability unless such liability has been consistently classified as a current liability on the Financial Statements.

“D&O Indemnification Agreements” has the meaning set forth in Section 10.2(a).

“D&O Costs” has the meaning set forth in Section 10.2(a).

“D&O Expenses” has the meaning set forth in Section 10.2(a).

“D&O Tail Policy” has the meaning set forth in Section 10.2(a).

“D&O Indemnifiable Claim” has the meaning set forth in Section 10.2(a).

“D&O Indemnifying Party” has the meaning set forth in Section 10.2(a).

“Data” means data and information of any kind (including without limitation images, software code, and other works, files, or data elements), in electronic or tangible form. “Data” also includes any data and information in oral form if so indicated or if suggested by the context in which the term is used.

“Data Room” has the meaning set forth in Section 1.2(b).

“Data Security Requirements” means, collectively, all of the following to the extent relating to Data Treatment or otherwise relating to privacy, security, or Security Breach notification requirements and applicable to any of the Acquired Companies, to the conduct of the Business, or to any of the IT Systems or any Acquired Company Data: (i) the Acquired Company’s own rules, policies, procedures, and other relevant written representations; (ii) all Applicable Privacy and Security Laws (including, as applicable, the California Online Privacy Protection Act of 2003 (CalOPPA), General Data Protection Regulation (GDPR) (EU) 2016/679), and California Consumer Privacy Act (CCPA); (iii) industry standards applicable to the industry in which the Business operates or any Acquired Company Data (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)); and (iv) contracts into which any of the Acquired Companies have entered or by which any Acquired Company is otherwise bound.

“Data Treatment” means the access, collection, use, storage, sharing, distribution, transfer, disclosure, security, destruction, disposal, or any other processing of any personal, sensitive, or confidential information or data (whether in electronic or any other form or medium), including any Personal Information protected under applicable Laws, rules, or regulations.

“Designated Contacts” has the meaning set forth in Section 6.4.

“DGCL” has the meaning set forth in the recitals above.

“Dispute Notice” has the meaning set forth in Section 3.4(b).

“Dispute Period” has the meaning set forth in Section 3.4(b).

“Dissenting Shares” has the meaning set forth in Section 3.6.

“Dissenting Stockholders” has the meaning set forth in Section 3.6.

“Effect” has the meaning set forth in the definition of Material Adverse Effect.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and each other employment (other than offer letters based on the Company’s standard template(s) made available to Parent), individual consulting, retention, change in control, severance, equity, stock option, stock purchase, bonus, incentive, retirement, welfare, welfare benefit insurance, fringe benefit, vacation, sick leave or paid-time off program, post-employment welfare, deferred compensation or other employee benefit or compensation plan, program, policy agreement or arrangement (other than base salary and wages) that is maintained, sponsored or contributed to by any Acquired Company, to which any Acquired Company has any obligation to make any contributions or with respect to which any Acquired Company has any liability, contingent or otherwise, provided, however, that the term “Employee Benefit Plan” shall exclude any statutory employee benefit plan required pursuant to applicable Law that is maintained by a Governmental Authority.

“Employee Option Holder” means each holder of Options that is a current or former employee of Parent, the Company and/or any of their respective Subsidiaries.

“End Date” has the meaning set forth in Section 11.1(b)(i).

“Environment” shall mean all and any of the following media: any air (including, without limitation, air within buildings and other natural or man-made structures, whether above or below ground), water (including, without limitation, any groundwater or surface water,), land (including, without limitation, surface land, sub-surface strata, sediment, sea-bed and river bed and natural and man-made structures) and any organisms (including, without limitation, humans), micro-organisms, species, habitats, natural resources and their services, biodiversity and ecological systems, structures and functions supported by any of those media.

“Environmental Laws” means all applicable Laws concerning pollution, human health or safety (with respect to exposure to Hazardous Substances) or protection of the Environment, as such Laws are enacted and in effect on or prior to the Closing Date.

“Equity Incentive Plan” has the meaning set forth in Section 4.3(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” has the meaning set forth in Section 3.1(c)(i).

“Escrow Agent” has the meaning set forth in Section 3.1(c)(i).

“Escrow Agreement” has the meaning set forth in Section 3.1(c)(i).

“Escrow Amount” means an amount equal to $1,000,000.

“Escrow Funds” has the meaning set forth in Section 3.1(c)(i).

“Estimated Closing Cash on Hand” has the meaning set forth in Section 3.1(b).

“Estimated Closing Indebtedness” has the meaning set forth in Section 3.1(b).

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 3.1(b).

“Estimated Closing Working Capital” has the meaning set forth in Section 3.1(b).

“FCPA” has the meaning set forth in Section 4.23(a)(vi).

“FFCRA” means the Families First Coronavirus Response Act (Public Law 116-127).

“Financial Statements” has the meaning set forth in Section 4.6(b).

“Fraud” means a claim for Delaware common law fraud. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or a claim for fraud based on negligence or recklessness.

“Fully-Diluted Number” means an amount equal to the sum of (a) the total number of shares of Common Stock outstanding as of immediately prior to the Effective Time, plus (b) the total number of shares of Common Stock that would be issued assuming the exercise of all outstanding Vested Options, assuming such exercise immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles as in effect as of the date hereof.

“Governmental Authority” means any governmental, regulatory or administrative body, agency, instrument, or authority, any court or judicial authority, any arbitrator or arbitral tribunal (public or private) or any other public authority, whether domestic or foreign, federal, state, or local, nation, or union of nations (including the European Union), or any political subdivision of any of the foregoing, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any accrediting organization from which any Acquired Company has sought or obtained accreditation.

“Government Bid” means any offer, proposal, quote, or bid by any Acquired Company to sell products or services to, or receive grant funding from any Governmental Authority, prime contractor or higher-tier subcontractor of a Governmental Authority that, if accepted, would result in a Government Contract. The term “Government Bid” also includes any binding quotation by any Acquired Company upon which a Governmental Authority or any prime contractor or higher-tier subcontractor of a Governmental Authority relies on in issuing a task, purchase, or delivery order pursuant to a Government Contract.

“Government Contracts” means any Contract, subcontract, grant agreement, or other agreement entered into between any Acquired Company, on one hand, and (a) a Governmental Authority, (b) any prime contractor or higher-tier subcontractor of a Governmental Authority in its capacity as a prime contractor or subcontractor, or (c) any lower-tier subcontractor in any Acquired Company’s capacity as a prime contractor or subcontractor to any Governmental Authority, on the other hand. A task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract to which it relates.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such Governmental Authority or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof, excluding officials related to the government of the United States.

“Guaranteed Obligations” has the meaning set forth in Section 7.3.

“Guarantor” has the meaning set forth in the introductory paragraph above.

“Hazardous Substances” means (a) substances that are defined or listed, in, or otherwise regulated pursuant to any applicable Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” “contaminants,” or any other similar term intended to define, list, or classify a substance by reason of such substance’s ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “EP toxicity” or dangerous or deleterious effect on human health or the environment, (b) oil, petroleum, natural gas, natural gas liquids, synthetic gas, drilling fluids, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any explosives or any radioactive materials, (d) asbestos in any form, (e) polychlorinated biphenyls, (f) mold, mycotoxins or microbial matter (naturally occurring or otherwise), (g) Per- and polyfluoroalkyl substances (PFAS) and (h) infectious waste.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication, any liability (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases and earn-out obligations or similar contingent payments but excluding trade payables) to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet prepared on a consolidated basis in accordance with GAAP consistent with past practices, (iii) in respect of guaranties, direct or indirect, in any manner, of all or any part of any Indebtedness of any Person, (iv) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions, (v) in respect of interest, fees, prepayment premiums, penalties and other fees and expenses owed with respect to the Indebtedness referred to above assuming the repayment in full of such Indebtedness as of such time, and (vi) any accrued and unpaid severance obligations payable by any Acquired Company. Notwithstanding the foregoing, Indebtedness does not include (A) any operating or lease obligations (other than capital leases), (B) any intercompany obligations between or among the Company or any Company Subsidiaries, (C) and liability in respect of any underfunded pension obligations/underfunded defined benefit plan obligations or deferred compensation arrangements (together with the employer’s portion of any associated payroll, unemployment or similar Taxes determined as though such obligations were payable as of the Effective Time, (D) any Current Liabilities, or (E) deferred revenue.

“Independent Accountant” has the meaning set forth in Section 3.4(b).

“Information Statement” has the meaning set forth in Section 6.7.

“Insurance Policies” has the meaning set forth in Section 4.18.

“Intellectual Property” means all intellectual property and proprietary rights throughout the world, including (a) issued patents, patent applications, and inventions and all improvements thereto (whether or not patentable or reduced to practice), (b) trademarks, service marks, trade names, trade dress and domain names, and other indicia of source, together with the goodwill associated therewith, (c) copyrights, including copyrights in computer software and all works of authorship (whether or not copyrightable), (d) registrations and applications for registration of any of the foregoing, (e) Software, (f) internet domain names, (g) confidential and proprietary information, trade secrets, technologies, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications, and know-how, and (h) moral rights, and (i) rights of privacy and publicity.

“Interim Financial Statements” has the meaning set forth in Section 4.6(b).

“Inventory” has the meaning set forth in Section 4.11(b).

“IT Systems” means all Software (including Acquired Company Products), computer systems, servers, workstations, hardware, computer firmware, telecommunications systems, electronic data processing systems, information and record keeping systems, websites, interfaces, platforms, network equipment (including routers, circuits, and switches), peripheral computer systems, Data and databases contained therein or transmitted thereby, including any cloud or other outsourced systems, owned by, leased or licensed by, or used by or for any of the Acquired Companies in connection with the Business as currently conducted.

“Law” means any law, legislation, statute, judicial decision, resolution, judgment, act, code, statute, regulation, rule, ordinance, order, decree, constitution, treaty, common law, judgment, directive, ruling, determination, charge, direction, written guidance, or other binding action, restriction, or requirement of any Governmental Authority, as well as any act issued by any competent authority in application thereof.

“Leased Real Property” has the meaning set forth in Section 4.10(b).

“Leases” means all leases and subleases, licenses, concessions and other agreements including all amendments, supplements, extensions, renewals and guaranties with respect thereto, pursuant to which any of the Acquired Companies holds an interest in any Leased Real Property.

“Legal Proceeding” means any judicial, administrative or arbitral (whether civil or criminal) arbitration, notice of violation, litigation, citation, summons, subpoena, actions, suits, claims, charges, complaints, grievances, audits, investigations, inquiries, or proceedings (public or private) by or before a Governmental Authority.

“Lien” means any mortgage, pledge, lien, encumbrance, charge claim, community property interest, condition, option, easement, encroachment, right of way, right of first refusal, or other security interest, including any restrictions on use or ownership.

“Malicious Code” has the meaning set forth in Section 4.12(h).

“Material Adverse Effect” means any effect, change, event, occurrence, development or circumstance (any such item, an “Effect”) that, individually or in the aggregate, (i) has or would reasonably be expected to have a material adverse effect on the financial condition, assets, business or results of operations of the Acquired Companies, taken as a whole or (ii) has or would reasonably be expected to be materially adverse to the ability of the Acquired Companies to consummate the transaction contemplated hereby on a timely basis; provided, however, that no Effect caused by or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or will be a Material Adverse Effect: (a) any Effect affecting the economy of the United States generally, including changes in the credit, debt, capital or financial markets (including changes in interest or exchange rates) or political or regulatory conditions or the economy of any region or country in which any Acquired Company conducts business; (b) any Effect affecting the industries in which any Acquired Company conducts business; (c) any Effect arising in connection with acts of God, disasters, emergencies, calamities, epidemics, pandemics, disease outbreaks (including COVID-19, SARS-CoV-2 virus or any mutation or variation thereof) or any law, regulation, statute, directive, or pronouncement requiring business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19, SARS-CoV-2 virus or any mutation or variation thereof), (d) any Effect arising in connection with global, national or regional political or social changes, actions or conditions, including hostilities, military actions, political instability, political elections, acts of terrorism or war or any escalation or material worsening of any such hostilities, military actions, political instability, acts of terrorism or war whether commenced before or after the date hereof; (e) any failure, in and of itself, by any Acquired Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts or occurrences giving rise to such failure may be taken into account in determining whether there has been or will be, a Material Adverse Effect); (f) any matter disclosed on the Company Disclosure Schedules; (g) compliance with, or any action required to be taken by any Acquired Company under the terms of this Agreement or in connection with the transactions contemplated hereby; (h) any Effect that results from any action taken at the express request of Parent or with Parent’s consent; (i) the announcement of the execution of this Agreement, the pendency of the transactions contemplated by this Agreement or any communication by Parent or its Affiliates regarding the plans or intentions of Parent with respect to the conduct of the Business, including the effects of the transactions contemplated by this Agreement on relationships with customers, suppliers, Governmental Authorities, employees, or other third-party relationships; (j) any change in Law or GAAP or interpretation thereof; or (i) any breach by Parent or Merger Sub of their obligations under this Agreement, unless, in the cases of clauses (a), (b), (c), (d), or (j) above, such changes would reasonably be expected to have a materially disproportionate impact on the financial condition, assets, business or results of operations of the Acquired Companies, taken as a whole, relative to other affected participants in the industries in which any Acquired Company conducts business (in which case, only the incremental disproportionate impact shall be taken into account in determining whether there has been a Material Adverse Effect).

“Material Contracts” has the meaning set forth in Section 4.13.

“Material Customer” has the meaning set forth in Section 4.20(a).

“Material Supplier” has the meaning set forth in Section 4.20(b).

“Merger” has the meaning set forth in the recitals above.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the introductory paragraph above.

“Money Laundering Laws” has the meaning set forth in Section 4.22.

“Non-Competition Agreement” has the meaning set forth in the recitals above.

“Non-Employee Option Holder” means each holder of Options that is not an Employee Option Holder.

“Non-Party Affiliates” has the meaning set forth in Section 12.17(a).

“Non-U.S. Employee Benefit Plan” has the meaning set forth in Section 4.15(f).

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community

Source License (SCSL), the Sun Industry Standards License (SISL); (b) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation; (c) any Reciprocal License, in each case whether or not source code is available or included in such license; (d) any Creative Commons license, (e) requirements, as a condition of use, that any materials, software or other technology incorporated into, derived from, used with, or distributed with such materials that: (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow proprietary software and products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law) or (iv) be redistributable at no license fee; or (f) any licenses substantially similar to the foregoing (a) through (e).

“OFAC” has the meaning set forth in the definition of Trade Laws.

“Option” has the meaning set forth in Section 3.3(a).

“Option Holders” means, collectively, the Employee Option Holders and the Non-Employee Option Holders.

“Option Payments” has the meaning set forth in Section 3.3(b).

“Ordinary Course of Business” means, with respect to the Acquired Companies, the ordinary course of business of the Acquired Companies consistent in all material respects with past practice through the date of this Agreement, provided that actions or inactions that the Acquired Companies reasonably believe are consistent with the policies, procedures and protocols recommended by the Centers for Disease Control and Prevention and the World Health Organization and other Governmental Authorities, who have or would reasonably be understood to have jurisdiction equivalent of Law over the applicable Acquired Company and are required to respond to COVID-19, SARS-CoV-2 virus or any mutation or variations thereof, shall be considered to have been taken in the Ordinary Course of Business.

“Organizational Documents” means, as applicable, (a) the certificate of incorporation; (b) the articles of incorporation; (c) the articles of organization; (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; (e) the bylaws or any similar document adopted in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

“Owned Intellectual Property” means all Intellectual Property that is owned by the Acquired Companies.

“Parent” has the meaning set forth in the introductory paragraph above.

“Parent Arrangement” has the meaning set forth in Section 6.8.

“Parent Benefit Plan” has the meaning set forth in Section 10.3(b).

“Party” or “Parties” means the Company, the Representative, Merger Sub and Parent.

“Payments Administrator” means SRS Acquiom.

“Payments Agreement” means that certain payments administration agreement, dated as of the date hereof, by and among Parent and the Payments Administrator, providing for the payment of certain funds in accordance with the terms thereof.

“PBGC” has the meaning set forth in Section 4.15(d).

“Pension Plan” has the meaning set forth in Section 4.15(d).

“Permits” has the meaning set forth in Section 4.8(a).

“Per Share Merger Consideration” means an amount equal to the quotient of (x) the Aggregate Merger Consideration, divided by (y) the Fully-Diluted Number.

“Per Share Portion” means a fraction, (x) the numerator of which is one, and (y) the denominator of which is the Fully-Diluted Number.

“Permitted Liens” means each of the following: (a) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations; (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other similar Liens which have arisen in the Ordinary Course of Business for amounts which are not due and payable and which shall be paid in full and released at Closing or which appropriate reserves have been established in accordance with GAAP; (c) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings or that may hereafter be paid without interest or penalty for which, in each case, adequate reserves have been established in accordance with GAAP; (d) non-exclusive licenses of Intellectual Property; and (e) Liens which are not reasonably likely to materially impair the continued use of the asset or property to which they relate.

“Person” means an individual, a sole proprietorship, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or any Governmental Authority.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personally identifiable information”, “personal data,” or “PII”) provided by applicable Law, as pertinent to an identified and/or identifiable employee, applicant, contractor, individual business contact, website user, or other natural Person: (a) the individual’s name, address, date of birth, financial account information, credit card information, email address, medical insurance number, Social Security number, health information, including protected health information as that term is defined under the Health Insurance Portability and Accountability Act of 1996, including the Standards for Electronic Transactions, Privacy and Security promulgated by the U.S. Department of Health and Human Services under 45 CFR parts 160, 162 and 164, and nonpublic personal information as that term is defined under the Gramm-Leach-Bliley Act and associated regulations, as well as (b) any other Data relating to such identified or identifiable natural person.

“Preferred Stock” means the Preferred Stock of the Company, $0.001 par value per share.

“Pro Rata Share” means (x) with respect to each holder of Company Shares, the quotient of (expressed as a percentage) (1) the total number of shares of Common Stock outstanding as of immediately prior to the Effective Time held by such holder, divided by (2) the Fully-Diluted Number, and (y) with respect to each Option Holder, the quotient of (expressed as a percentage) (1) the total number of shares of Common Stock that would be issued assuming the exercise of all outstanding Vested Options held by such Option Holder, assuming such exercise immediately prior to the Effective Time, divided by (2) the Fully-Diluted Number.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge; (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software; (iv) a requirement that such other Software be redistributable by other licensees; or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Released Claims” has the meaning set forth in Section 12.18.

“Released Parties” has the meaning set forth in Section 12.18.

“Releasing Parties” has the meaning set forth in Section 12.18.

“Representative” has the meaning set forth in the introductory paragraph above.

“Representative Holdback Amount” means an amount equal $150,000.

“Representative Holdback Distribution Date” has the meaning set forth in Section 12.15(d)(iii).

“Representative Losses” has the meaning set forth in Section 12.15(d)(ii).

“Request Period” has the meaning set forth in Section 3.4(b).

“Requisite Stockholder Approval” means, with respect to the Company, the affirmative vote or consent in the form attached hereto as Exhibit B of a majority of the issued and outstanding shares of Common Stock.

“Restated Certificate” means the Amended and Restated Certificate of Incorporation of the Company, dated as of August 24, 2017.

“R&W Insurance Policy” has the meaning set forth in Section 7.4.

“Sanctioned Country” means any country or region that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Controls, including Crimea, Cuba, Iran, North Korea, Sudan, Venezuela, and Syria.

“Sanctioned Person” means (i) any Person located, organized, or resident in a Sanctioned Country, (ii) any Person named on any U.S. sanctions or export controls list, including OFAC’s Specially Designated Nationals List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List, (iii) any Person listed on any applicable non-U.S. sanctions- or export-related restricted party list, including the EU Consolidated List, and (iv) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i) through (iii).

“Security Breach” means the known or reasonably suspected loss, theft, material unplanned unavailability or alteration, corruption, or unauthorized modification, use, deletion, disclosure, or other processing activity involving Acquired Company Data.

“Section 280G Approval” has the meaning set forth in Section 6.8.

“Seller Group” has the meaning set forth in Section 12.9(c).

“Scheduled Intellectual Property” has the meaning set forth in Section 4.12(a).

“Software” means computer program, schema, or script, including any software implementations of algorithms, models and methodologies, whether in Source Code, compiled/object code and/or executable form, data and databases, and related documentation and materials.

“Source Code” means computer software and code, in a form other than compiled/object form, including related programmer comments and annotations, which may be readily understood and modified by humans and may be printed out or displayed in human readable form.

“Statement of Closing Cash on Hand” has the meaning set forth in Section 3.4(a).

“Statement of Closing Indebtedness” has the meaning set forth in Section 3.4(a).

“Statement of Closing Transaction Expenses” has the meaning set forth in Section 3.4(a).

“Statement of Closing Working Capital” has the meaning set forth in Section 3.4(a).

“Statements” has the meaning set forth in Section 3.4(a).

“Stockholders Agreement” means that certain Stockholders Agreement of the Company dated as of August 24, 2017.

“Stockholder Letter of Transmittal” has the meaning set forth in Section 3.2(c).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Target Net Working Capital Lower Limit” means $11,060,000.

“Target Net Working Capital Upper Limit” means $14,060,000.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, unclaimed property, registration, value added, alternative or add on minimum, estimated or any other tax, including any interest, penalty or additions thereto, whether disputed or not.

“Tax Refunds” has the meaning set forth in Section 10.1(g).

“Tax Return” means any return, election, form, declaration, report, claim for refund or information return, statement or any other document of any nature whatsoever relating to Taxes filed or required to be filed with any Governmental Authority and relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Trade Laws” means all applicable customs, import, export, and sanctions laws and regulations in jurisdictions in which the Acquired Companies do business or are otherwise subject to jurisdiction, including Title 19 of the Code of Federal Regulations and the associated statutes; the U.S. International Traffic in Arms Regulations; the Export Administration Regulations; U.S. sanctions laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), including OFAC’s Specially Designated Nationals List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List; and economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by the United Nations Security Council, the European Union, or her Majesty’s Treasury of the United Kingdom.

“Transaction Expenses” means, without duplication, (a) the third party fees and expenses incurred by the Acquired Companies, the Seller Group, or any Company Stockholder and any Affiliate of the foregoing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and the sale process giving rise to the transactions contemplated hereby and thereby (for the avoidance of doubt, excluding any fees and expenses related to indebtedness incurred by Parent or Merger Sub in connection with the transactions contemplated hereby), (b) the amount of transaction bonuses, change of control payments, sale bonuses, severance payments, retention payments or similar payments or compensation paid or payable by the Company or any Company Subsidiary solely as a result of the transactions contemplated hereby (together with the employer’s portion of any associated payroll, unemployment or similar Taxes determined as though such obligations were payable as of the Effective Time), (c) all fees and expenses payable to the Payments Administrator in accordance with and subject to the terms of the Payments Agreement, (d) all fees payable to the Escrow Agent pursuant to the Escrow Agreement, (e) all broker’s or finders’ fees, (f) any fees or amounts due, owed, paid or payable to Laurel Solutions Holdings LLC or any Affiliate thereof (excluding Merger Consideration), and (g) subject to Section 10.2(a) and only up to 50% of the D&O Tail Policy Cap, fifty percent (50%) of all premiums, fees, commissions, taxes, costs, and other expenses of or related to the D&O Tail Policy.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Unvested Option” means an Option (and if any part of such Option is a Vested Option, only the portion thereof that is not a Vested Option) that, as of immediately prior to the Effective Time, is not vested or exercisable, including any such Option (or portion thereof) that has yet to vest in connection with the consummation of the transaction contemplated by this Agreement either in accordance with the terms of the Equity Incentive Plan, the award agreement under which such Option was issued or as a result of the board of directors (or committee thereof) of the Company taking action that is permitted by and consistent with the Equity Incentive Plan, prior to the Effective Time, to accelerate the vesting thereof.

“Vested Option” means an Option (or any portion thereof) that, as of immediately prior to the Effective Time, is vested, outstanding and exercisable, including any such Option (or portion thereof) that vests in connection with the consummation of the transaction contemplated by this Agreement either in accordance with the terms of the Equity Incentive Plan, the award agreement under which such Option was issued or as a result of the board of directors (or committee thereof) of the Company taking action that is permitted by and consistent with the Equity Incentive Plan, prior to the Effective Time, to accelerate the vesting thereof.

“Waived 280G Benefits” has the meaning set forth in Section 6.8.

“Waiving Party” has the meaning set forth in Section 12.9(c).

“Waived Claims” has the meaning set forth in Section 12.9(c).

“WARN Act” has the meaning set forth in Section 4.17(b).

1.2 Interpretation.

(a) Unless otherwise expressly provided or unless the context requires otherwise: (i) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (ii) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (iii) words using the singular or plural number also shall include the plural or singular number, respectively; (iv) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); (v) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person); (vi) the term “including” shall be deemed to mean “including, without limitation;” (vii) words of any gender shall include each other gender; (viii) whenever this

Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days;” (ix) the terms “year” and “years” mean and refer to calendar year(s); (x) the term “dollars” and all uses of “$” shall mean United States dollars and references in this Agreement to dollar amount thresholds or baskets shall not be deemed to be evidence of materiality; and (xi) the term “or” has the inclusive meaning represented by the phrase “and/or;”. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The phrase “made available,” “provided to” or similar phrases when used in reference to a document includes any document viewable by Parent in the Company’s “Cardinal” Datasite electronic data room established on April 23, 2021 (the “Data Room”) one (1) calendar day prior to the date hereof.

(b) The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement is the product of negotiations among the Parties, each of which is represented by legal counsel, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived by each Party.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and a wholly-owned subsidiary of Parent (sometimes referred to, in such capacity, as the “Surviving Corporation”).

2.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 11.1, the closing of the Merger (the “Closing”) will take place as soon as practicable, but in any event no later than two (2) Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions) via electronic exchange of signatures; provided, that the Closing shall not occur prior to June 30, 2021 without the written consent of Parent. The date upon which the Closing actually occurs is referred to herein as the “Closing Date.” On the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of filing the Certificate of Merger with the Secretary of State of the State of Delaware, or, if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

2.4 Certificate of Incorporation; Bylaws. At the Effective Time, the Organizational Documents of the Surviving Corporation shall by operation of law be amended and restated in their entirety, but reflecting any necessary amendments to reflect the provisions of Section 10.2, to be the Organizational Documents of Merger Sub as in effect immediately prior to the Effective Time.

2.5 Directors and Officers. At the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to serve in accordance with the Organizational Documents of the Surviving Corporation, and (b) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Organizational Documents of the Surviving Corporation.

ARTICLE III

MERGER CONSIDERATION; CONVERSION OF SECURITIES; SURRENDER OF

CERTIFICATES

3.1 Calculation and Payment of the Merger Consideration.

(a) Calculation of Merger Consideration. The aggregate amount to be paid by Parent with respect to the Company Shares and Options shall equal the following:

(i) $337,000,000;

(ii) (1) minus the amount, if any, by which the Closing Working Capital (as determined in accordance with Section 3.1(b) below) is less than the Target Net Working Capital Lower Limit, or (2) plus the amount, if any, by which the Closing Working Capital (as determined in accordance with Section 3.1(b) below) is greater than the Target Net Working Capital Upper Limit;

(iii) plus the Estimated Closing Cash on Hand (as determined in accordance with Section 3.1(b) below);

(iv) minus the Estimated Closing Indebtedness (as determined in accordance with Section 3.1(b) below); and

(v) minus the Estimated Closing Transaction Expenses (as determined in accordance with Section 3.1(b) below).

The aggregate amount of items (i) through (v) immediately above is referred to herein as the “Merger Consideration”; provided that, (i) at the Closing, there shall be no adjustment to the definition of “Merger Consideration” for Section 3.1(a)(ii) (and such adjustment shall ultimately occur as set forth in Section 3.4), and (ii) after the Effective Time, the Merger Consideration shall be subject to the adjustments set forth in Section 3.4.

(b) Estimated Merger Consideration; Consideration Schedule. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a certificate duly executed by an officer of the Company certifying (i) a statement, which is reasonably acceptable to Parent, setting forth in reasonable detail the Company’s good faith estimate of the Closing Working Capital (the “Estimated Closing Working Capital”), the Closing Cash on Hand (the “Estimated Closing Cash on Hand”), the Closing Indebtedness, itemized by each debtor and creditor (the “Estimated Closing Indebtedness”), the Closing Transaction Expenses, itemized by each payee (the “Estimated Closing Transaction Expenses”), and the calculation of the Merger Consideration resulting therefrom, in each case based upon the books and records of the Acquired Companies, maintained in a manner consistent with the policies and practices of the Acquired Companies prior to the Closing and shall in any event be prepared in accordance with the definitions of Closing Working Capital, Closing Cash on Hand, Closing Indebtedness, and Closing Transaction Expenses, as applicable, in each case, as set forth in Section 1.1, together with reasonable supporting documentation, and (ii) a spreadsheet setting forth (A) a list of the Company Stockholders as of immediately prior to the Effective Time, (B) the class and number of shares of Company Shares owned by each such Company Stockholder, (C) the number of Options held by each Option Holder as of immediately prior to the Effective Time, the extent to which such Options are Vested Options, and the applicable exercise price per share of Common Stock subject to such Options, (D) the Per Share Merger Consideration, (E) the Per Share Portion of each of the Escrow Amount and of the Representative Holdback Amount, (F) each Company Stockholder’s Pro Rata Share, (G) the portion of the Aggregate Merger Consideration payable to each Company Stockholder at the Closing in accordance with the Restated Certificate and this Article III (the “Consideration Schedule”), and (H) a spreadsheet containing (in each case to the extent applicable) each Company Stockholder, certificate numbers of Company Shares held by each Company Stockholder, share classes or series and quantities thereof, payment amounts thereto, any tax characterizations, withholding amounts (if applicable), email and physical addresses of each Company Stockholder, and any other information and documents required by the Payments Administrator to solicit and verify the payments to be made under the Payments Agreement. The Parties agree that Parent and Merger Sub shall be entitled to rely on the Consideration Schedule in making any payments hereunder and Parent and Merger Sub shall not be responsible or liable for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet. The Estimated Closing Cash on Hand, the Estimated Closing Indebtedness and the Estimated Closing Transaction Expenses will be included in the determination of the Merger Consideration as set forth in Section 3.1(a) above. During the period after the delivery of the statement pursuant to this Section 3.1(b) and prior to the Closing, Parent shall have the opportunity to review such statement and the Company shall reasonably cooperate with Parent in good faith to respond to any questions regarding such statement raised by Parent.

(c) Payment and Allocation of Merger Consideration. At and upon the Effective Time, Parent shall remit the Merger Consideration by wire transfer of immediately available funds as follows:

(i) a portion of the Merger Consideration in the amount of the Escrow Amount shall be deposited by Parent in a non-interest-bearing account (the “Escrow Account”), with CitiBank, N.A. (the “Escrow Agent”) to be held pursuant to an escrow agreement (the “Escrow Agreement”), substantially in the form of Exhibit C hereto, to be entered into at the Closing by Parent, the Representative and the Escrow Agent. Such amounts delivered to the Escrow Agent and subject to any reduction for distributions made pursuant to the terms of the Escrow Agreement, are referred to herein, collectively, as the “Escrow Funds” and will secure Parent’s right to receive payments in connection with adjustments to the Merger Consideration pursuant to Section 3.4(c);

(ii) a portion of the Merger Consideration in the amount of the Representative Holdback Amount shall be deposited by Parent with the Representative to satisfy potential future obligations of the Company Stockholders, which Representative Holdback Amount will be paid to the Representative to be held and utilized in accordance with this Agreement;

(iii) (A) a portion of the Merger Consideration payable to the Non-Employee Option Holders pursuant to Section 3.3 shall be remitted by Parent to the Payments Administrator for distribution to the Non-Employee Option Holders in accordance with the Consideration Schedule and (B) a portion of the Merger Consideration payable to the Employee Option Holders pursuant to Section 3.3 shall be remitted by Parent to the Payments Administrator for further distribution to the Company (which amount the Company (or one of the Company Subsidiaries) shall pay to the Option Holders in accordance with the Consideration Schedule through the Company’s (or one of the Company Subsidiaries’) payroll system on or prior to the next regularly scheduled payroll date of the Company (or the applicable Company Subsidiary) that occurs after the Closing, but in no event sooner than three (3) Business Days after the Closing); and

(iv) the remaining amount of the Merger Consideration, after subtraction of (1) the amounts remitted in accordance with Section 3.1(c)(i) through Section 3.1(c)(iii), and (2) the portion thereof otherwise allocable in accordance with Section 3.6 to Dissenting Shares, shall be remitted by Parent to the Payments Administrator for the benefit of and distribution to the Company Stockholders (other than the Option Holders) as provided in this Article III and in accordance with the Consideration Schedule.

(d) Payment of Transaction Expenses. At and upon the Effective Time, Parent shall pay, or cause to be paid, on behalf of the Acquired Companies and the Company Stockholders, the Closing Transaction Expenses specified on Schedule 3.1(d) by wire transfer of immediately available funds to the Persons or bank accounts and in the amounts specified on Schedule 3.1(d), which Schedule 3.1(d) with estimated amounts and final wire instructions included shall be provided by the Company to Parent at least four (4) Business Days prior to the Effective Time and a final Schedule 3.1(d) with final amounts shall be provided by the Company to Parent at least two (2) Business Days prior to the Effective Time; provided that the amounts described in clause (b) of the definition of Transaction Expenses shall be paid by Parent to the Company and the Company (or one of the Company Subsidiaries) shall pay such amount to the recipients thereof through the Company’s (or the applicable Company Subsidiary’s) payroll as soon as reasonably practicable after such amount becomes available to the Company or the applicable Company Subsidiary (such payment to be net of withholdings, if any, and without interest).

(e) Payment of Indebtedness. At and upon the Effective Time, Parent shall pay, or cause to be paid, on behalf of the Acquired Companies and the Company Stockholders, the Closing Indebtedness specified on Schedule 3.1(e) by wire transfer of immediately available funds to the Persons or bank accounts and in the amounts specified on Schedule 3.1(e), which Schedule 3.1(e) with estimated amounts and final wire instructions included shall be provided by the Company to Parent at least four (4) Business Days prior to the Effective Time and a final Schedule 3.1(e) with final amounts shall be provided by the Company to Parent at least two (2) Business Days prior to the Effective Time.

3.2 Effect of Merger on the Capital Stock.

(a) Conversion and Cancellation of Common Stock. At the Effective Time, each share of Common Stock (other than Dissenting Shares and Company Shares to be cancelled pursuant to Section 3.2(b)) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders, be cancelled and extinguished, and each share of Common Stock (other than Dissenting Shares and Company Shares to be cancelled pursuant to Section 3.2(b)) shall be converted into the right to receive the Per Share Merger Consideration (as reduced at the Closing by the Per Share Portion of each of the Escrow Amount and of the Representative Holdback Amount, and subject to adjustment as provided in Section 3.4) in cash, payable in accordance with and subject to the conditions provided in this Article III. From and after the Effective Time, each holder of a Certificate shall cease to have any rights with respect to such shares, except (i) Dissenting Shares shall have appraisal rights under the DGCL, and (ii) each other share of Common Stock shall have the right to receive the Per Share Merger Consideration (as reduced at the Closing by the Per Share Portion of the Escrow Amount, and subject to adjustment as provided in Section 3.4) subject to the conditions provided in this Article III.

(b) Treasury Stock. At the Effective Time, each Company Share held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

(c) Surrender of Certificates. As soon as practicable after the date hereof, but in any event within five (5) days, pursuant to the Payments Agreement, the Payments Administrator shall deliver to each holder of record of a Certificate in respect of Company Shares (1) a letter of transmittal, substantially in the form of Exhibit D hereto (the “Stockholder Letter of Transmittal”) (which shall specify that delivery of a Certificate shall be effected, and risk of loss and title to such Certificate shall pass, only upon proper delivery of such Certificate to the Company or its designee) and (2) instructions for use in effecting the surrender of Certificates in exchange for the Per Share Merger Consideration contemplated to be paid to the holders of Company Shares pursuant to this Section 3.2. As a condition precedent to each Certificate holder’s receipt of the Per Share Merger Consideration, such holder shall (A) surrender such Certificate to the Company or its designee for cancellation (or, if such Certificate has been lost, stolen or destroyed, make an affidavit of that fact with appropriate indemnification, in a form reasonably acceptable to the Payments Administrator and the Company) and (B) deliver an executed

Stockholder Letter of Transmittal. Upon receipt by the Payments Administrator of the items set forth in the immediately preceding sentence (but in no event earlier than the Effective Time), the holder of such Certificate shall be entitled, upon the Closing, to receive in exchange therefor, the Per Share Merger Consideration (as reduced at the Closing by the Per Share Portion of each of the Escrow Amount and the Representative Holdback Amount, and subject to adjustment as provided in Section 3.4) for each Company Share represented by such Certificate, which Per Share Merger Consideration shall, pursuant to the Payments Agreement, be paid by the Payments Administrator on the Closing Date if deliveries from the applicable holder of Company Shares are received prior to the Closing Date, and shall otherwise be paid within five (5) Business Days after the date of receipt by the Payments Administrator of such deliveries from such holder of Company Shares, in each case by delivery of a certified or bank cashier’s check or by wire transfer, and the Certificate so surrendered shall forthwith be cancelled upon payment thereof by the Payments Administrator. No interest will be paid or accrued on any portion of the Merger Consideration payable to holders of Certificates. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, payment may be made to a transferee if the Certificate representing such Company Shares is presented to the Payments Administrator, accompanied by all documents (as determined by the Payments Administrator in its sole discretion) required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(d) Retention of Amounts. Notwithstanding any contrary provision set forth in this Agreement, no Company Stockholder holding Company Shares shall be entitled to receive that portion of the Merger Consideration represented by such Company Stockholder’s Pro Rata Share of each of the Escrow Amount and the Representative Holdback Amount until such time as such amount (or any portion thereof), if any, is distributed to such Company Stockholder pursuant to the terms and conditions of the Escrow Agreement or this Agreement, as applicable. The adoption of this Agreement and the approval of the Merger by the Requisite Stockholder Approval shall constitute approval by the Company Stockholders holding Company Shares of the Escrow Agreement and of all of the transactions and arrangements relating thereto, including the placement of the Escrow Funds in escrow.

3.3 Options.

(a) Cancellation of Unvested Options. In connection with the Merger and without any action on the part of Parent, Merger Sub, Company or any Company Stockholder, effective at the Effective Time, each outstanding stock option to purchase Common Stock granted under the Equity Incentive Plan (each, an “Option”) that is an Unvested Option shall automatically be cancelled for no consideration and without any payment therefor except as otherwise provided in this Section 3.3.

(b) Settlement of Vested Options. Effective at the Effective Time, each Vested Option, to the extent outstanding and unexercised as of immediately prior to the Effective Time, shall thereafter be cancelled, retired and cease to exist but shall entitle (subject to the immediately following sentence and except as otherwise provided in this Section 3.3) the Option Holder thereof, in cancellation and settlement therefor, to a single lump sum cash payment, payable in accordance with the Payments Agreement to Non-Employee Option Holders on the Closing Date or through the Company’s (or one of the Company Subsidiaries’) payroll to Employee Option Holders on or prior to the next regularly scheduled payroll date of the Company (or the applicable Company Subsidiary) that occurs after the Closing, but in no event sooner than three (3) Business Days after the Closing, in each case in an amount equal to (i) the excess, if any, of (x) the Per Share Merger Consideration (subject to adjustment as provided in Section 3.4) over (y) the exercise price per share of Common Stock subject to such Vested Option, multiplied by (ii) the total number of shares of Common Stock subject to such Vested Option immediately prior to its cancellation and settlement (such payment to be net of withholdings, if any, and without interest) (such amounts payable hereunder being referred to, collectively, as the “Option Payments”). Notwithstanding anything to the contrary in this Agreement, (i) each Vested Option with an exercise price per share of Common Stock that is equal to or in excess of the Per Share Merger Consideration shall be forfeited and cancelled for no consideration as of the Effective Time, and (ii) the board of directors of the Company shall be entitled to, prior to the Closing, and to the extent permitted by and consistent with the Equity Incentive Plan, accelerate the vesting of any Unvested Options such that, contingent upon the occurrence of the Closing, such Unvested Options shall instead be treated as a Vested Option hereunder.

(c) Retention of Amounts. Notwithstanding any contrary provision set forth in this Agreement, the Company or its designee shall not pay to any Option Holder that portion of the Option Payment represented by such Option Holder’s Pro Rata Share of each of the Escrow Amount and the Representative Holdback Amount until such time as such amount (or any portion thereof), if any, is distributed to such Option Holder pursuant to the terms and conditions of the Escrow Agreement and this Agreement, as applicable. The adoption of this Agreement and the approval of the Merger by the Requisite Stockholder Approval shall constitute approval by the Option Holders of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Escrow Funds in escrow.

3.4 Post-Closing Adjustments.

(a) Within sixty (60) days after the Closing Date, Parent shall prepare and deliver to the Representative statements duly certified by Parent as accurately setting forth Parent’s good faith determination of each of (i) the Closing Working Capital (the “Statement of Closing Working Capital”), (ii) the Closing Cash on Hand (the “Statement of Closing Cash on Hand”), (iii) the Closing Indebtedness (the “Statement of Closing Indebtedness”), and (iv) the Closing Transaction Expenses (the “Statement of Closing Transaction Expenses”), together, in each case, with reasonable supporting documentation. The Statement of Closing Working Capital, the Statement of Closing Cash on Hand, the Statement of Closing Indebtedness, and the Statement of Closing Transaction Expenses are referred to herein, collectively, as the “Statements.” The Statements shall be based upon the books and records of the Acquired Companies, maintained in a manner consistent with the policies and practices of the Acquired Companies prior to the Closing and shall in any event be prepared in accordance with the definitions of Closing Working Capital, Closing Cash on Hand, Closing Indebtedness and Closing Transaction Expenses, as applicable, in each case, as set forth in Section 1.1. Until the Statements are finally determined pursuant to this Section 3.4, Parent shall afford the Representative (and its representatives and advisors) reasonable access to all books and records and all personnel used to prepare, or otherwise relevant to the calculation of, the Statements that are under control of or in the possession of Parent or the Company (or their respective representatives and advisors); provided, that such access shall be in a manner that does not interfere with the normal business operations of Parent or any of the

Acquired Companies; provided, further, that the accountants of Parent shall not be obligated to make any work papers available to the Representative unless and until the Representative has signed a customary confidentiality and hold harmless agreement related to such work papers in a form and substance reasonably acceptable to such accountants. If Parent fails to timely deliver the Statements pursuant to this Section 3.4(a), then the Representative shall determine, in its sole discretion, whether (x) the statement delivered pursuant to Section 3.1(b) shall be conclusive, final and binding on all parties hereto or (y) to hire an independent accountant (at Parent’s sole cost and expense) to update the statement delivered pursuant to Section 3.1(b) within thirty (30) days of the date by which Parent was required to deliver the Statements pursuant to this Section 3.4(a), where upon such updated statement shall be conclusive, final and binding on all parties hereto. For the avoidance of doubt, the Representative shall and shall cause any updated statement delivered by the Representative pursuant to the foregoing sentence to be prepared in accordance with the definitions of Closing Working Capital, Closing Cash on Hand, Closing Indebtedness, and Closing Transaction Expenses, as applicable, in each case, as set forth in Section 1.1. Notwithstanding anything to the contrary in this Agreement, in the event Parent fails to timely deliver the Statements pursuant to this Section 3.4(a), Section 3.4(b) shall not apply and shall have no force or effect.

(b) Each Statement shall be final and binding on the Parties unless the Representative shall, prior to the later of (i) thirty (30) days following the delivery of the Statements (the “Request Period”) or (ii) the third (3rd) Business Day following receipt of the reasonable information reasonably requested by the Representative pursuant to Section 3.4(a) in order to review the Statements; provided that such request is made within the Request Period (such later period, the “Dispute Period”), deliver to Parent written notice of disagreement with such Statement (a “Dispute Notice”), which Dispute Notice shall describe the nature of any such disagreement in reasonable detail and identify the specific items involved, the dollar amount, and the calculations which the Representative has determined in good faith are necessary to support such disagreement. For the avoidance of doubt, amounts set forth in a Statement that are not subject to dispute in a Dispute Notice shall be deemed final. The Representative and Parent hereby agree to negotiate in good faith in an attempt to resolve such disagreement, and if the Representative and Parent are unable to resolve all disagreements with respect to a Statement within thirty (30) days of receipt by Parent of a Dispute Notice with respect to such Statement, or such longer period as may be agreed by Parent and the Representative, then, within thirty (30) days after the end of such period, the Representative and Parent shall jointly select and retain BDO USA, LLP or if BDO USA, LLP is unwilling or unable to serve in such role, an arbiter from a nationally recognized independent public accounting firm that is not the independent auditor of any of the Representative or an affiliate thereof, Parent, the Company or the Surviving Corporation and is mutually agreed between the Representative and Parent (the Person so selected, the “Independent Accountant”). The Representative and Parent agree to jointly enter into a customary indemnity agreement with the Independent Accountant in connection with the retention of such Independent Accountant. The Independent Accountant will consider only those items and amounts set forth in the applicable Statement as to which Parent and the Representative have disagreed within the time periods and on the terms specified above and must resolve such matters in accordance with the terms and provisions of this Agreement. Each Party may furnish to the Independent Accountant such information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the Representative or Parent, as applicable. The Independent Accountant shall resolve each item of disagreement based solely on the supporting material provided by the Parties and not pursuant to any independent review and may not assign a value to any particular item greater than the greatest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party, in each case as presented to the Independent Accountant. The Independent Accountant shall issue a detailed written report that sets forth the resolution of all items in dispute and that contains, as applicable, a final Statement of Closing Working Capital, a final Statement of Closing Cash on Hand, a final Statement of Closing Indebtedness, and/or a final Statement of Transaction Expenses. Such report shall be final and binding upon Parent and the Representative and the Company Stockholders. The fees and expenses of the Independent Accountant shall be borne on a proportionate basis by the Representative, on behalf of the Company Stockholders, from the Representative Holdback Amount, on the one hand, and Parent, on the other hand, based on the percentage which the portion of the contested amount not awarded to each such Person bears to the amount actually contested by such Person. Parent and the Representative shall, and Parent shall cause the Surviving Corporation to, cooperate fully with the Independent Accountant and respond on a timely basis to all requests for information or access to documents or personnel made by the Independent Accountant or by other Parties hereto, all with the intent to fairly and in good faith resolve all disputes relating to any Statement as promptly as reasonably practicable. The Independent Accountant shall act as an expert, not as an arbitrator, in resolving the disputed matters under the Dispute Notice. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement. The Parties shall cause the Independent Accountant to make any such determination based on and consistent with the definitions set forth in this Agreement.

(c) If the (x) amount representing the Closing Cash on Hand, the Closing Indebtedness, or the Closing Transaction Expenses, in each case as reflected in the applicable Statement as finally determined in accordance with this Section 3.4 differs from the Estimated Closing Cash on Hand, the Estimated Closing Indebtedness, or the Estimated Closing Transaction Expenses, respectively, or (y) Closing Working Capital is greater than the Target Net Working Capital Upper Limit or less than the Target Net Working Capital Lower Limit, then as the case may be, the Aggregate Merger Consideration shall be adjusted on a dollar for dollar basis by the amount of such difference such that:

(i) if the Closing Working Capital as reflected in the Statement of Closing Working Capital is greater than the Target Net Working Capital Upper Limit, then the Aggregate Merger Consideration shall be increased by the amount of such excess, and if the Closing Working Capital as reflected in the Statement of Closing Working Capital is less than the Target Net Working Capital Lower Limit, then the Aggregate Merger Consideration shall be decreased by the amount of such shortfall;

(ii) if the Closing Cash on Hand as reflected in the Statement of Closing Cash on Hand is greater than the Estimated Closing Cash on Hand, then the Aggregate Merger Consideration shall be increased by the amount of such excess, and if the Closing Cash on Hand as reflected in the Statement of Closing Cash on Hand is less than the Estimated Closing Cash on Hand, then the Aggregate Merger Consideration shall be decreased by the amount of such shortfall;

(iii) if the Closing Indebtedness as reflected in the Statement of Closing Indebtedness is greater than the Estimated Closing Indebtedness, then the Aggregate Merger Consideration shall be decreased by the amount of such excess, and if the Closing Indebtedness as reflected in the Statement of Closing Indebtedness is less than the Estimated Closing Indebtedness, then the Aggregate Merger Consideration shall be increased by the amount of such shortfall; and

(iv) if the Closing Transaction Expenses as reflected in the Statement of Closing Transaction Expenses are greater than the Estimated Closing Transaction Expenses, then the Aggregate Merger Consideration shall be decreased by the amount of such excess, and if the Closing Transaction Expenses as reflected in the Statement of Closing Transaction Expenses are less than the Estimated Closing Transaction Expenses, then the Aggregate Merger Consideration shall be increased by the amount of such shortfall.

If the adjustments, if any, under this Section 3.4 result in an aggregate reduction in the Aggregate Merger Consideration, the Representative, acting on behalf of the Company Stockholders, and Parent shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Parent (by wire transfer to an account designated in writing by Parent) from the Escrow Funds the amount of such reduction within five (5) Business Days after the final determination of the adjustments. Conversely, if such adjustments result in an aggregate increase in the Aggregate Merger Consideration, Parent shall remit the amount of such increase to an account designated by the Representative and held in accordance with the Payments Agreement for further distribution in accordance with Section 3.4(d)(i)–(iii) within five (5) Business Days after the final determination of the adjustments. Notwithstanding anything to the contrary contained in this Section 3.4, the Parties acknowledge and agree that in no event will the Representative (or any other Person) be obligated to make any payment to Parent in respect of any adjustments pursuant to this Section 3.4 other than from, or in an aggregate amount in excess of, the Escrow Funds.

(d) Escrow Release. On the date that is five (5) Business Days following the final determination of Closing Working Capital, the Closing Cash on Hand, the Closing Indebtedness, and the Closing Transaction Expenses pursuant to this Section 3.4, to the extent funds are available in the Escrow Account after the final adjustment payment(s) in accordance with Section 3.4(c), Parent and the Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release such funds to an account designated by the Representative and held in accordance with the Payments Agreement for further distribution to:

(i) each of the holders of Company Shares in accordance with such holder’s Pro Rata Share;

(ii) each of the Non-Employee Option Holders in accordance with such holder’s Pro Rata Share; and

(iii) the Company, in accordance with a fraction equal to the product of (1) the aggregate number of shares of Common Stock that would be issued assuming the exercise of all outstanding Vested Options held by the Employee Option Holders immediately prior to the Effective Time, multiplied by (2) the Per Share Portion, which aggregate amount the Company (or one of the Company Subsidiaries) shall pay to the Employee Option Holders as soon as reasonably practicable and in any event not later than the next regularly scheduled payroll date of the Company (or the applicable Company Subsidiary) in accordance with each Employee Option Holder’s Pro Rata Share.

3.5 Effect of Merger on the Capital Stock of Merger Sub. At the Effective Time, each share of Merger Sub’s common stock, par value $0.0001 per share, that is issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders, be converted automatically into and exchanged for one share of common stock of the Surviving Corporation.

3.6 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Company Shares that are issued and outstanding immediately prior to the Effective Time and are held by Company Stockholders who have not voted in favor of the Merger, consented thereto in writing or otherwise contractually waived their rights to appraisal and who have complied with all of the relevant provisions of the DGCL (the “Dissenting Shares,” and the holders thereof the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive the Per Share Merger Consideration in accordance with Sections 3.1 and 3.2, unless and until such Company Stockholders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Company Shares, any objection to the Merger, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity and right to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, then (1) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Per Share Merger Consideration in accordance with Sections 3.1 and 3.2, and (2) promptly following the occurrence of such event, Parent shall remit to the Payments Administrator, the portion of the Merger Consideration to which such holder is entitled. Any payments to be made in respect of Dissenting Shares will be made by Parent and/or the Surviving Corporation.

3.7 Withholding Rights. Parent, the Company, the Payments Administrator and their respective Affiliates shall not be entitled to deduct or withhold from any payments made under this Agreement, except such amounts that are required to be deducted and withheld with respect to the making of any such payment under the Code, or any provisions of state, local or foreign Tax Law, as a result of (i) the compensatory nature of such payments (such as payments to Employee Option Holders), (ii) a change in Law after the date hereof or (iii) the Company’s failure to provide the certificate in accordance with Section 9.1(d) (it being agreed that in such case, except with respect to payments in the nature of compensation to be made to Employee Option Holders, employees or former employees, Parent, the Company, the Payments Administrator or their respective Affiliate, as applicable, shall provide the applicable payee with a written notice of such party’s intention to withhold at least five (5) Business Days prior to any such withholding and each of the applicable parties shall use commercially reasonable efforts to minimize any such Taxes). To the extent that such amounts are so withheld and paid over to the proper Governmental Authority, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction or withholding was made.

3.8 Payments Administrator. The Parties agree that the Payments Administrator shall act as payments administrator hereunder for the payment and delivery of amounts payable in exchange for Company Shares and Options due hereunder. The Parties shall cause the Payments Administrator to hold the amounts received from Parent and payable to the Company Stockholders pursuant to (i) this Agreement and (ii) the Payments Agreement, in trust for the benefit of such Company Stockholders. Any funds received by the Payments Administrator pursuant to this Agreement and the Payments Agreement will not be used for any purpose except as expressly provided in the Payments Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Contemporaneously with the execution and delivery of this Agreement, the Company is delivering to Parent a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Company Disclosure Schedules”). The Company makes the following representations and warranties to Parent on the date hereof and as of the Closing Date as follows:

4.1 Organization, Qualification, Power and Authority. Each of the Acquired Companies is an entity validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation. Schedule 4.1 sets forth each of the jurisdictions in which each Acquired Company is qualified to conduct business, and each Acquired Company is in good standing under the Laws of each such jurisdiction, except where the lack of such qualification or the failure to be in good standing would not have a Material Adverse Effect. True, correct and complete copies of the Organizational Documents of each Acquired Company, as amended to date, have been made available to Parent. Each of the Acquired Companies has the requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company and its Subsidiaries on a consolidated basis are, as of immediately prior to the Closing, Solvent.

4.2 Authorization; Enforceability. The Company has requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which the Company is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and each other agreement contemplated hereby to which the Company is a party and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of any Acquired Company and no stockholder votes are necessary to authorize this Agreement or the other agreements contemplated hereby to which any Acquired Company is a party or to consummate the Merger and the other transactions contemplated hereby and thereby, other than the Requisite Stockholder Approval and the filing and recordation of the Certificate of Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies. Schedule 4.2 sets forth a true, correct, and complete list of all of the officers and members of the board of directors (or similar governing body) of each Acquired Company.

4.3 Capitalization.

(a) The authorized, issued, and outstanding equity securities of each of the Acquired Companies as of the date hereof and immediately prior to the Closing are set forth on Schedule 4.3(a), and all such authorized, issued, and outstanding equity securities are owned of record and beneficially, directly or indirectly, as set forth on Schedule 4.3(a) free and clear of all Liens. The entire authorized capital stock of the Company consists, as of the date hereof, of 200,000 shares of Common Stock, $0.001 par value per share, and 50,000 shares of Preferred Stock, $0.001 par value per share. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. As of the date hereof, no shares of Preferred Stock are issued and outstanding. No dividends or other distributions with respect to any Company Shares or any equity securities of any of the Company Subsidiaries have ever been made or declared, and none have accrued. Other than the Stockholders Agreement, there are no agreements or understandings with respect to the ownership, surrender, cancellation or exercise of the Company Shares or any of the equity securities of the other Acquired Companies.

(b) The Company has reserved 17,919 shares of Common Stock for issuance pursuant to the “Viking Topco, Inc. 2017 Equity Incentive Plan,” as amended, duly adopted by the board of directors of the Company and approved by the Company stockholders (the “Equity Incentive Plan”). Except as set forth on Schedule 4.3(b), which schedule shall set forth the grantee’s name, employee or non-employee status, exercise price, expiration date, and vesting status, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that would require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

(c)

(i) The Company’s Subsidiaries are listed on Schedule 4.3(c)(i) (the “Company Subsidiaries”, each a “Company Subsidiary”).

(ii) Other than the Company Subsidiaries, the Company does not own, or have any interest in any shares or have an ownership interest, directly or indirectly, in any other Person. Other than with respect to another Company Subsidiary, no Company Subsidiary owns, or has any interests in any shares or has an ownership interest, directly or indirectly, in any other Person. No Acquired Company has any rights to, nor is bound by any commitment or obligation to, acquire by any means, directly or indirectly, any third party equity interests or to make any investment in, or contribution or advance to, any Person. There are no agreements or understandings to which any Acquired Company is a party with respect to the ownership, surrender, cancellation or exercise of any equity security of any Acquired Company.

(iii) There are no agreements or understandings with respect to the ownership, surrender, cancellation or exercise of the equity securities of any Company Subsidiary. All of the issued and outstanding equity securities of each of the Company Subsidiaries are owned of record and beneficially, directly or indirectly, as set forth on Schedule 4.3(a) free and clear of all Liens. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that would require any Acquired Company to issue, sell or otherwise cause to become outstanding any of its capital stock (or equivalent equity interests of entities other than corporations). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Company Subsidiary. All outstanding equity securities of the Acquired Companies have been duly authorized and are fully paid and non-assessable.

(d) There are no outstanding rights, subscriptions, warrants, options, convertible or exchangeable securities, unit appreciation, phantom equity, profit participation, subscription rights, conversion rights, exchange rights, contracts, calls, pledges, puts or other such rights that require or would require an Acquired Company to issue, sell or transfer any equity interests of such Acquired Company (or securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase equity interests of such Acquired Company or pay amounts derived from the value of equity interest in any Acquired Company) or to distribute any equity securities, any indebtedness or asset of any Acquired Company, to repurchase or redeem any securities of any Acquired Company or to grant, extend, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security of any Acquired Company or other such right. There are (i) no voting trusts, proxies or other agreements or understandings with respect to, restricting or otherwise relating to the voting or dividend rights in respect of any equity interests of any Acquired Company, (ii) there are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters which holders of equity interests of an Acquired Company may vote upon, and (iii) no Acquired Company is under any obligation to register the offer and sale or resale of any of its securities under the Securities Act of 1933, as amended.

4.4 Non-contravention. Neither the execution and delivery of this Agreement or any other agreement contemplated hereby to which the Company is a party, nor the consummation of the Merger or the other transactions contemplated hereby or thereby, with or without giving notice, the passage of time, or both, will (a) violate any Laws to which any of the Acquired Companies is subject, (b) assuming the Requisite Stockholder Approval is obtained, violate, conflict with, or require any notice under any provision of the Organizational Documents of any of the Acquired Companies, or (c) except as set forth on Schedule 4.4(c), conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice or consent under, create in any party the right to payment (including, without limitation, any change of control, severance, or similar payment), or result in the imposition of any Lien (other than Permitted Liens) upon any of the assets of the Acquired Companies under, any Contract to which any Acquired Company is a party. Except for (i) the filing of the Certificate of Merger under the DGCL, (ii) the pre-merger notification requirements of the HSR Act and any applicable foreign antitrust and competition law filings and (iii) filings that may be required as a result of facts specific to Parent or Merger Sub, none of the Acquired Companies needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and in order for the Company to consummate the transactions contemplated by this Agreement or the other agreements contemplated hereby to which the Company is a party.

4.5 Brokers’ Fees. Except as set forth on Schedule 4.5, no Acquired Company has any liability or obligation to pay any fees or commissions to any broker, finder or agent or similar compensation arrangements with a third party with respect to the transactions contemplated by this Agreement.

4.6 Financial Statements.

(a) The audited consolidated financial statements and the notes thereto of the Acquired Companies (the “Audited Financial Statements”), true, correct, and complete copies of which are set forth on Schedule 4.6(a), present fairly, in all material respects, the balance sheet of the Acquired Companies at December 31, 2020 and December 31, 2019, and the consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2020 and December 31, 2019, in accordance with GAAP, applied on a consistent basis during the periods involved, subject to such exceptions as may be indicated in the notes thereto.

(b) The unaudited consolidated financial statements (consisting of the consolidated balance sheet and the related consolidated statement of income and retained earnings, equity and cash flow) of the Acquired Companies (the “Interim Financial Statements” and together with the Audited Financial Statements the “Financial Statements”), true, correct, and complete copies of which are set forth on Schedule 4.6(b), present fairly, in all material respects, the balance sheet of the Acquired Companies at March 31, 2021 (such balance sheet, the “Balance Sheet” and such date the “Balance Sheet Date”) and the consolidated statements of operations and comprehensive income for the three (3)-month period ended March 31, 2021, in accordance with GAAP, applied on a consistent basis during the periods involved, subject to the absence of footnote disclosure, none of which would, individually or in the aggregate, be material, and normal and recurring year-end adjustments, which if presented would not differ materially from those presented in the Audited Financial Statements. The Financial Statements are based on the books and records of the Acquired Companies, and fairly present in all material respects the financial condition of the Acquired Companies as of the respective dates they were prepared and the results of the operations of the Acquired Companies for the periods indicated.

(c) The Acquired Companies have no liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except (i) those which are adequately reflected or reserved against in the Balance Sheet, (ii) to perform in accordance with their terms, any Contract to which any Acquired Company is a party other than liabilities arising from any material breach of any such Contract, (iii) with respect to any Transaction Expenses or liabilities arising under this Agreement, and (iv) those which have been incurred in the Ordinary Course of Business since the date of the Balance Sheet and which are not, individually or in the aggregate, material in amount to the Acquired Companies, and none of which relate to breach of Contract, breach of warranty, tort, infringement, or violation of Law.

(d) The Acquired Companies maintain, and have maintained, a system of internal accounting controls sufficient to provide that: (i) transactions are executed in accordance with management’s general specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) there has not been any significant deficiency or weakness in the system of internal accounting controls used by the Acquired Companies; (v) there has not been any fraud or wrongdoing by any employee of the Acquired Companies who has or had a role in the preparation of financial statements or the internal accounting controls used by the Acquired Companies; (vi) the Acquired Companies maintain no off-the-book accounts or unrecorded funds or accounts and the Acquired Companies’ assets and properties are used only in accordance with the Acquired Companies’ management directives; (vii) the recorded accounting for assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; (viii) accounts, notes and other receivables are recorded accurately and do not include any amounts for which there is no written contractual commitment to pay; (ix) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis; and (x) the Acquired Companies maintain records in accordance with statutory records retention requirements. The Acquired Companies maintain a standard system of accounting established and administered in accordance with GAAP.

(e) Schedule 4.6(e) sets forth all Indebtedness as of the date hereof, including, as applicable, the outstanding principal, debtor, accrued interest, applicable rate of interest, and the party to whom such Indebtedness is owed.

(f) The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by an Acquired Company involving the sale of goods or the rendering of services in the Ordinary Course of Business; and (b) constitute only valid, undisputed claims of such Acquired Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business consistent with past practice in accordance with GAAP. The reserves for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

(g) The accounts payable reflected on the Interim Financial Statements and the accounts payable arising after the Balance Sheet Date (i) are properly reflected on the Interim Financial Statements in accordance with GAAP (or have arisen in the Ordinary Course of Business since the date of the Interim Financial Statements), (ii) arose from bona fide transactions with unaffiliated third parties in the Ordinary Course of Business consistent with past practice and (iii) have been paid or are not yet due or payable. There are no unpaid invoices or bills representing amounts alleged to be owed by the Acquired Companies, or other alleged obligations of the Acquired Companies, which any of the Acquired Companies has disputed or determined to dispute or refuse to pay.

4.7 Subsequent Events. Except as set forth on Schedule 4.7, from the period beginning on December 31, 2020 through the date of this Agreement, the Acquired Companies have conducted their respective businesses in the Ordinary Course of Business and, there has not been any:

(a) an event, occurrence or development that has had individually or in the aggregate, a Material Adverse Effect;

(b) incident of damage, destruction or loss of any property owned by the Acquired Companies or used in the operation of the Business having a replacement cost or fair market value in excess of $250,000;

(c) voluntary or involuntary sale, transfer, surrender, abandonment, waiver, release or other disposition of any kind by any of the Acquired Companies of any right, power, claim or debt, except the sale of inventory and collection of accounts in the Ordinary Course of Business;

(d) voluntary or involuntary sale, transfer, surrender, abandonment, waiver, release or other disposition of any kind by any of the Acquired Companies of any asset or property (having a replacement cost or fair market value in excess of $250,000 in the aggregate), except the sale of inventory and collection of accounts in the Ordinary Course of Business;

(e) purchase, lease or other acquisition of the right to own, use or lease any material property or assets, except the purchase and sale of inventory and collection of accounts in the Ordinary Course of Business;

(f) declaration, setting aside or payment of any dividend or other distribution in respect of any of the Acquired Companies’ equity interests or any direct or indirect redemption, purchase or other acquisition of such equity interests by any Acquired Company, or the payment of principal or interest on any note, bond, debt instrument or debt to any Affiliate of the Acquired Companies, other than repurchases of equity interests from former employees in the Ordinary Course of Business;

(g) change in accounting principles, methods or practices (including any change in depreciation or amortization policies or rates) utilized by the Acquired Companies;

(h) capital expenditures or commitments therefor by the Acquired Companies in excess of $250,000 individually;

(i) except as conducted in the Ordinary Course of Business, or otherwise required by Law or an existing Contract, (i) increase the compensation or benefits payable or provided, or to become payable or provided under any Employee Benefit Plan to any current or former employee or individual service provider of any Acquired Company, (ii) grant or announcement of any cash or equity or equity-based incentive awards, bonuses, transaction, retention, severance or other additional compensation or benefits to any current or former employee or individual service provider of any Acquired Company, and (iii) except with respect to annual welfare benefit plan renewals made in the Ordinary Course of Business or entering into offer letters based on the Company’s standard template made available to Parent, adoption, material amendment, modification or termination of any material Employee Benefit Plan (or any other compensation or benefit plan or arrangement that would be a material Employee Benefit Plan if in effect on the date hereof) or any acceleration of the time of payment, vesting or funding of any compensation or increase in the benefits or compensation provided under any Employee Benefit Plan;

(j) acquisition, reorganization, recapitalization or agreement of any Acquired Company to acquire in any manner (whether by merger or purchase of equity or assets or otherwise) any Person or material assets;

(k) split, combination or reclassification of any of the equity securities of any Acquired Company;

(l) incurrence or assumption of any material Indebtedness or causing the issuance of any letters of credit or guarantees by any Acquired Company, not otherwise set forth on Schedule 3.1(b);

(m) commencement or settlement of any material Legal Proceeding;

(n) (i) negotiation, modification, extension, or entry into any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization or (ii) recognition or certification of any labor union, works council, or other labor organization, or group of employees, as the bargaining representative for any employees of any Acquired Company;

(o) hiring, engagement, termination, (except for a termination for cause) furlough, or temporary layoff of any employee or independent contractor with annual compensation in excess of $125,000;

(p) implementation or announcement of any plant closing, employee layoff, furlough, or other such action that could reasonably be expected to trigger notice requirements under the WARN Act;

(q) waiver or release of any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor, which any Acquired Company is the beneficiary thereof;

(r) adoption by any Acquired Company of a plan or agreement of, or resolutions providing for or authorizing, a complete or partial merger or consolidation with or into any other Person or dissolution, restructuring, recapitalization, complete or partial liquidation or other reorganization;

(s) filing by any Acquired Company of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(t) amendment or authorization of the amendment of any of the Acquired Companies’ Organizational Documents;

(u) acquire by any means, directly or indirectly, any third party equity interests or to make any investment in, or contribution or advance to, any Person;

(v) issuance, sale or other disposition of any capital stock or membership interest, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any capital stock or membership interest;

(w) application for or receipt of any government assistance (including, but not limited to, loans, benefits, rights, or amounts) pursuant to the CARES Act, including loans under the Paycheck Protection Program pursuant to Section 1102 of the CARES Act guaranteed by the Small Business Administration;

(x) entry, amendment to, acceleration, cancellation or termination of any Material Contract;

(y) entry into by any Acquired Company of a new line of business or abandonment or discontinuance of existing lines of business;

(z) change of any Tax election, change in any method of accounting for Tax purposes, amendment of a Tax Return, execution of any closing agreement with a Governmental Authority related to Taxes, settlement of any Tax claim or assessment, request for or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, failure to pay any Tax that becomes due and payable (including any estimated tax payments), or filing of any Tax Return in a manner inconsistent with past practice;

(aa) permit any Acquired Company to apply for, or to conduct any Business that would require the Acquired Companies to hold, any additional Permits not held by the Acquired Companies as at the date hereof ;or

(bb) resolution or undertaking to take any of the foregoing actions.

4.8 Legal Compliance.

(a) As of the date of this Agreement and for a period of five (5) years prior to the date hereof, the Acquired Companies hold all permits, licenses, approvals, certificates, registrations, consents, determinations and other authorizations of and from all Governmental Authorities necessary and appropriate for conduct of the Business in compliance with Law (the “Permits”), each of the Permits is in full force and effect and the Acquired Companies are in compliance with the Permits. The consummation of the transactions contemplated by this Agreement will not require a change in the terms or conditions of any Permits and such Permits can be transferred or assigned as contemplated herein without a change in the terms or conditions of such Permits. Schedule 4.8(a) lists all Permits, including the names of the Permits and their respective dates of issuance and expiration.

(b) The Acquired Companies are and for the past five (5) years have been in compliance in all material respects with all Laws applicable to the Business, their properties and assets. The Acquired Companies have not in the past five (5) years received any written or, to the Company’s Knowledge, oral notice of any material violations or material non-compliance by the Acquired Companies of any such Laws.

4.9 Tax Matters.

(a) The Acquired Companies have timely filed all income and other material Tax Returns that they were required to file and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with applicable Law. All Taxes due and owing by the Acquired Company (whether or not shown as due and owing on a Tax Return) have been timely paid in full. All liabilities for unpaid Taxes of the Acquired Companies are properly reserved for on the Balance Sheet, and the Acquired Companies have not incurred any liabilities for unpaid Taxes since the Balance Sheet Date outside the Ordinary Course of Business.

(b) There are no pending audits, examinations, proceedings, actions, suits or inquiries of any of the foregoing against or with respect to any of the Acquired Companies regarding Taxes or Tax Returns filed by the Acquired Companies, and no action, suit, proceeding or audit has been threatened in writing (or, to the Company’s Knowledge, orally) against or with respect to any of the Acquired Companies regarding Taxes or Tax Returns.

(c) None of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency of Taxes (other than pursuant to extensions to file Tax Returns obtained in the Ordinary Course of Business), which waiver or extension is still in effect.

(d) No Acquired Company (i) is a party to or bound by any Tax sharing, allocation, indemnity or similar agreement or arrangement pursuant to which it will have any obligation to make any payments after the Closing (other than, leases, credit or other commercial agreements entered into in the Ordinary Course of Business the primary purpose of which does not relate to Taxes or agreements solely between or among the Acquired Companies), (ii) has been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group of which the Company is the common parent or (iii) has any liabilities for Taxes of any person (other than an Acquired Company) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Law), as a transferee or successor, by contract (other than, leases, credit or other commercial agreements entered into in the Ordinary Course of Business the primary purpose of which does not relate to Taxes or, agreements solely between or among the Acquired Companies), or otherwise by operation of Law.

(e) The Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(f) Except as set forth on Schedule 4.9(f), there are no Liens (other than Permitted Liens) for Taxes on any the assets of the Acquired Companies.

(g) None of the Acquired Companies is subject to Tax in any jurisdiction other than the country of its formation by virtue of having a trade or business or a permanent establishment in that jurisdiction.

(h) Except as set forth on Schedule 4.9(h), no written claim has ever been made by a taxing authority in a jurisdiction where any Acquired Company does not file Tax Returns that such Person is or may be subject to taxation by such jurisdiction.

(i) All Taxes required to have been withheld and paid by the Acquired Companies in connection with any amounts paid or owing to any equityholder, employee, creditor, independent contractor, or other third party have been properly withheld and timely paid in full to the applicable Governmental Authority.

(j) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) beginning after the Closing Date as a result of (i) any change in or use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) with any Governmental Authority entered into prior to Closing; (iii) any installment sale or open transaction disposition made on or prior to the Closing Date; (iv) any prepaid amount received or deferred revenue accrued outside of the Ordinary Course of Business on or prior to the Closing Date; (v) any intercompany transaction entered into prior to Closing or excess loss account as in existence immediately prior to Closing as described in Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law): (vi) any “global intangible low-taxed income” (within the meaning of Section 951A of the Code (or any corresponding or similar provision of state, local or foreign Law)) attributable to a period (or portion thereof, with the “global intangible low-taxed income” of any Acquired Company determined as if the Closing Date were the end of the taxable year of such Acquired Company) ending on or prior to the Closing Date; (vii) any prepaid amount received on or prior to the Closing Date; (viii) an election under Section 108(i) of the Code; or (ix) the application of Section 965 of the Code. No Acquired Company has made an election pursuant to Section 965(h) of the Code.

(k) No Acquired Company has participated in any “reportable transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b) or any comparable provision of state, local or foreign Law (including European Council Directive 2011/16 (“DAC6”) and domestic implementation of DAC6).

(l) Within the last five (5) years, no Acquired Company was a distributing nor a controlled corporation in a transaction intended to be governed in whole or in part by Section 355 or Section 361 of the Code (or any corresponding or similar provision of state, local or foreign Law).

(m) Except as set forth on Schedule 4.9(m), no Acquired Company has (i) deferred any amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) received any credits under Sections 7001 through 7005 of the FFCRA or Section 2301 of the CARES Act, or (iii) sought a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(n) Except as set forth on Schedule 4.9(n), the Acquired Companies have complied with all applicable transfer pricing Laws in all material respects.

(o) All net operating losses, disallowed business interest expense, and other carried forward losses, deductions and Tax credits of the Acquired Companies, including the applicable jurisdiction and the year of expiration thereof, are set forth on Schedule 4.9 (o). The Acquired Companies do not have net operating losses or other Tax attributes that, immediately prior to the Closing, are subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations calculated in connection with the August 24, 2017 transaction and any additional limitation imposed as a result of the transactions contemplated hereby).

4.10 Real Property.

(a) None of the Acquired Companies owns or has owned within the past ten (10) years any real property.

(b) Schedule 4.10(b) sets forth the addresses of all real property used in the Business leased or subleased by any Acquired Company, or pursuant to which the Acquired Company has any right to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property on the date hereof (the “Leased Real Property”) and a list of all Leases in effect as of the date hereof. The Company has made available to Parent a true, correct and complete copy of each such Lease. With respect to each Lease:

(i) such Lease is in full force and effect and is the valid and binding obligation of the applicable Acquired Company party thereto, enforceable in accordance with its terms subject to proper authorization and execution of such Lease by the other party thereto and the Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies;

(ii) neither the applicable Acquired Company party thereto nor, to the Company’s Knowledge, any other party to such Lease is in material breach or default under such Lease as of the date hereof, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(iii) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iv) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, the Company or any Acquired Company;

(v) no Acquired Company has entered into any occupancy agreements, leases, subleases, licenses, easements, concessions, tenancies or other agreements of a similar nature, written or oral, granting to any other Person the right to use or occupy any Leased Real Property or any portion thereof;

(vi) the applicable Acquired Company has not received any notice in writing or, to the Company’s Knowledge, orally that the use of any Leased Real Property as presently utilized by the applicable Acquired Company does not comply with the requirements of any Laws or applicable building, zoning and other similar codes, rules, regulations and ordinances of any applicable Governmental Authority;

(vii) the applicable Acquired Company has not received any notice in writing or, to the Company’s Knowledge, orally that the use of any Leased Real Property as presently utilized by the applicable Acquired Company violates any contract, covenant, condition, restriction, easement, license, agreement, commitment or other legally binding arrangements with respect to such Leased Real Property (collectively, “CC&Rs”);

(viii) the applicable Acquired Company has not received any notice in writing or, to the Company’s Knowledge, orally that any Laws or CC&Rs are, or will be, violated by the continued maintenance, operation or use of any buildings or other improvements on any Leased Real Property;

(ix) to the Company’s Knowledge, there are no developments affecting any Leased Real Property pending or threatened in writing or, to the Company’s Knowledge, orally which might materially interfere with any present or intended use of any Leased Real Property;

(x) no material improvements constituting a part of any Leased Real Property encroach on real property owned or leased by a person or entity other than the applicable Acquired Company;

(xi) the Leased Real Property has physical and, to the Company’s Knowledge, legal vehicular or pedestrian access to and from public roadways as may be reasonably necessary to the operation of the Business;

(xii) to the Company’s Knowledge, no fact or condition exists which would result in the termination of the current access from the Leased Real Property; and

(xiii) there are no outstanding options or rights of first refusal to purchase the Leased Real Property, or any portion thereof or interest therein, nor are there any agreements or other restrictions (recorded or unrecorded) preventing or limiting the Acquired Company’s rights or ability to use the Leased Real Property or any portion thereof or interest therein.

(c) The Leased Real Property is in good condition and repair and sufficient for the operation of the Business of the Acquired Companies. All certificates of occupancy, permits, licenses, franchises, approvals and authorizations of all Governmental Authorities, board of fire underwriters, association or any other entity having jurisdiction over the Leased Real Property that are required to use or occupy the Leased Real Property or operate the business of the applicable Acquired Company as currently conducted thereon have been issued and are in full force and effect.

4.11 Personal Property and Inventory.

(a) The Acquired Companies have good and marketable title to, or a valid leasehold interest in, all material items of tangible personal property reflected on the Financial Statements as owned or leased by such Acquired Company, free and clear of any Liens other than Permitted Liens. The Acquired Companies’ buildings, improvements, fixtures, machinery, equipment and other tangible assets (whether owned or leased) (i) are, except for ordinary wear and tear, in good condition and repair and not in need of maintenance, alterations, corrections or repairs except for ordinary routine maintenance and repairs that are not material in nature or cost, and (ii) (A) constitute all of the property and assets (tangible and intangible) used or held for use and are necessary for the conduct of the Business as conducted as of the date of this Agreement, and (B) utilized by the Acquired Companies to generate the financial results reflected in the Financial Statements. The Acquired Companies shall be able to use all such properties and assets, and take advantage of all such services and rights, in the same manner after the Closing as such properties and assets were used, or such services or other rights were taken advantage of, by the Acquired Companies immediately before the Closing.

(b) All raw materials, work in process, finished goods and goods in transit which represent prepaid purchases, net of reserves, determined in accordance with GAAP (“Inventory”) included in the Interim Financial Statements consists of items of a quality and quantity that are usable or, in the case of finished goods, saleable in the Ordinary Course of Business conducted by the Acquired Companies, except for obsolete items or items below standard quality as to which a provision, determined in a manner consistent with the past practices of the Acquired Companies, has been made on the books of the Acquired Companies in accordance with GAAP. The value of the Inventory set forth on the Interim Financial Statements has been determined in accordance with GAAP applied in a manner consistent with the past practices of the Acquired Companies.

4.12 Intellectual Property; IT Systems; Privacy and Data Security.

(a) Schedule 4.12(a) sets forth a complete and accurate list of each item of Intellectual Property registered that is subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction (“Scheduled Intellectual Property”). All Scheduled Intellectual Property is subsisting, valid and enforceable and all necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof in connection with maintaining Scheduled Intellectual Property in full force and effect have been timely paid. As of the Closing Date, the Acquired Companies are the sole and exclusive legal, and beneficial, and with respect to the Scheduled Intellectual Property, record, owner, or validly license or otherwise possess valid rights to use, each item of Scheduled Intellectual Property listed on Schedule 4.12(a), all other Owned Intellectual Property, and all other Intellectual Property used in or necessary for the Business (the “Acquired Company Intellectual Property”) as currently conducted, in each case, free and clear of all Liens, other than Permitted Liens. The Acquired Company Intellectual Property shall be available for use by Parent and the Acquired Companies immediately after the Closing Date on identical terms and conditions to those under which the Business and the Acquired Companies owned or used the Acquired Company Intellectual Property immediately prior to the Closing Date.

(b) (i) None of the Acquired Companies, Owned Intellectual Property, or the Acquired Company Products has, during the five (5) years prior to the date hereof, infringed misappropriated, or otherwise violated, or is now infringing misappropriating, or otherwise violating, the Intellectual Property rights of any third party; (ii) there is no claim pending or threatened in writing or, to the Company’s Knowledge, orally against any of the Acquired Companies with respect to the alleged infringement, or other violation by any of the Acquired Companies, Owned Intellectual Property, or the Acquired Company Products of any Intellectual Property rights of any third party (and none of the Acquired Companies have received any notices or requests for indemnification related to the foregoing); and (iii) there is no currently pending claim by any of the Acquired Companies against a third party with respect to the alleged infringement misappropriation or other violation of the Acquired Company Intellectual Property and, to the Company’s Knowledge, no third party is infringing, misappropriating, or otherwise violating the Acquired Company Intellectual Property.

(c) The Acquired Companies do not use and have not used and Owned Intellectual Property, or the Acquired Company Products do not contain or incorporate any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Acquired Company Intellectual Property, or (ii) under any license requiring the Acquired Companies to disclose or distribute the source code to any of the Acquired Company Products, to license or provide the source code to any of the Acquired Company Products for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of the Acquired Company Products at no or minimal charge. Each of the Acquired Companies uses commercially reasonable practices that are designed to (i) identify Open Source Software used by such Acquired Company, internally or as part of the Acquired Company Products (including the manner of use(s) of such software by any of the Acquired Companies, whether such software has been modified, and the applicable Open Source Software license for each such item of software), and (ii) to avoid the unintended release or required release of Source Code included within the Software to third parties. To the Company’s Knowledge, all use and distribution of the Acquired Company Products or use and distribution of any Open Source Software by or through the Acquired Companies is in compliance with the Open Source Software licenses applicable thereto, including copyright notice and attribution requirements. Schedule 4.12 (c) lists all Open Source Software, to the Company’s Knowledge, used in the Acquired Company Products, including in development or testing thereof, together with the corresponding Acquired Company Product in which it is used and the Open Source Software license pursuant to which such Open Source Software is used.

(d) All Persons who have contributed, developed or conceived any Acquired Company Intellectual Property or Acquired Company Products have done so pursuant to a valid and enforceable agreement that protects the confidential information of the Acquired Companies and grants the Acquired Companies present and exclusive ownership of the Person’s contribution, development or conception.

(e) The Acquired Companies are not under any obligation, whether written or otherwise, to develop any Intellectual Property (including any elements of any Acquired Company Products) that is owned by any third party (including any customer or end user).

(f) The Acquired Companies are and for the last five (5) years have been in compliance with all obligations under any agreement pursuant to which the Acquired Companies have obtained the right to use any third party Software, including Open Source Software, and in particular the Acquired Companies have purchased a sufficient number of seat licenses for the IT Systems.

(g) Each of the Acquired Companies has taken commercially reasonable steps to maintain and protect all of the Acquired Company Intellectual Property, including its rights in the material trade secrets of the Business and Confidential Information. The Acquired Companies have not disclosed any confidential Acquired Company Intellectual Property (including the source code to any Acquired Company Products) to any third party other than pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect such confidential information. Each of the Acquired Companies has entered into agreements with its employees, consultants, officers, directors and agents sufficient to maintain the confidentiality of the know-how included in the Acquired Company Intellectual Property. There is no breach or violation by the Acquired Companies, and, to the Company’s Knowledge, no breach or violation by any other party of confidentiality, under any such foregoing personnel agreement.

(h) The Acquired Companies own, validly license or otherwise possess valid rights to access and use all IT Systems, and, the IT Systems are sufficient and operate and perform in an efficient business manner as required in connection with the operation of the Business as currently conducted. The Acquired Companies have implemented and maintained commercially reasonable and adequate security, disaster recovery and business continuity plans, procedures and facilities that have been proven effective and have been periodically updated and there have not been any material failure with respect to the IT Systems that has not been remedied or replaced in all respects. No material part of the IT Systems has been prone to malfunction or error, and there has been no material disruption, interruption, breakdown, failure, continued substandard performance, outage, or other adverse events affecting the IT Systems. No Acquired Company has suffered an actual or alleged Security Breach or unauthorized access, use, intrusion, or material failure of the IT Systems. The IT Systems and Acquired Company Products are free from defects, bugs, viruses, worms, Trojan horses, design or documentation errors or corruption and other software routines or hardware components designed to permit unauthorized access or the unauthorized disablement or erasure of data (“Malicious Code”), and the Acquired Companies have not received any complaints from any customers related to the foregoing. The Acquired Companies have taken commercially reasonable actions to protect the security and integrity of the IT Systems and the data stored or contained therein or transmitted thereby by implementing industry standard procedures preventing unauthorized access and the introduction of any Malicious Code, and the taking and storing on-site and off-site of encrypted back-up copies of Acquired Company Data. There are and for the last five (5) years there have been no defects, technical concerns or problems in any of the Acquired Company Products currently offered or under development by any of the Acquired Companies that would prevent the same from performing materially in accordance with their user specifications or functionality descriptions.

(i) The Acquired Companies are and for the last five (5) years have been in material compliance with all of the Data Security Requirements. The Acquired Companies have maintained and implemented, for the industry, appropriate safeguards to protect Acquired Company Data in their possession or under their control against loss, theft, or unauthorized disclosure. The Acquired Companies have maintained and implemented, for the industry, appropriate written internal information security policies, which are enforced to protect Acquired Company Data (in paper or electronic form) in a manner that is consistent with industry practices for the protection of valuable confidential or proprietary information and, in all material respects, meets the Data Security Requirements. The Acquired Companies have not experienced a Security Breach, and the Acquired Companies have not received any notification of a Security Breach from a third-party service provider or third party business partner having access to or in possession of Acquired Company Data. None of the Acquired Companies have been required to or voluntarily elected to give notice to any customer, supplier, Governmental Authority, employee, or other person or entity of any actual or alleged Security Breach or Data security failure or noncompliance, pursuant to any Data Security Requirements or otherwise, in connection with the Acquired Companies or Acquired Company Data. The Acquired Companies have not received any notice in writing or, to the Company’s Knowledge, orally of any claims of, or been charged with, the violation any Data Security Requirements. The transactions contemplated by this Agreement will not result in any liabilities in connection with any Data Security Requirements.

(j) The Acquired Companies have all rights in and to the Acquired Company Data necessary for the operation of the Business, including where applicable the rights to publish, reproduce, distribute, license, sell and create derivative works of the Acquired Company Product Data.

4.13 Contracts. Except as listed or described on Schedule 4.13, as of the date hereof, none of the Acquired Companies is a party to or bound by any Contract that are of a type described below (such Contracts listed on Schedule 4.13 are referred to herein as the “Material Contracts”):

(a) any Contract of an Acquired Company involving aggregate annual revenue in excess of $150,000;

(b) each Contract that cannot be cancelled by any Acquired Company without penalty and without more than forty-five (45) days’ notice;

(c) any employment agreement that provides for an annual base compensation exceeding $100,000 that (i) cannot be terminated on less than sixty (60) days’ notice and (ii) would require severance payments in connection with the termination thereof (other than offer letters based on the form(s) of offer letter provided to Parent);

(d) any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization or collective bargaining representative;

(e) any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $250,000, in each case by an Acquired Company;

(f) any Contract with a Material Customer;

(g) any Contract with a Material Supplier;

(h) any Contract relating to Indebtedness, the borrowing of money, or the guaranty of another Person’s borrowing of money or other obligation, including all notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any lending or borrowing (other than advances to employees, officers or directors for expenses in the Ordinary Course of Business or transactions with customers on credit in the Ordinary Course of Business);

(i) any Contract granting any Person a Lien other than a Permitted Lien on all or any part of any material asset of any of the Acquired Companies;

(j) any Contract requiring the purchase of all or substantially all of any of the Acquired Companies’ requirements of a particular product from a supplier;

(k) any Contract under which any of the Acquired Companies is (i) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property, or (ii) a lessor of any tangible personal property owned by any of the Acquired Companies, in any single lease under (i) or (ii) having an original value in excess of $100,000;

(l) any Contract under which any of the Acquired Companies has granted or received a license or under which it is obligated to pay or has the right to receive an annual royalty, license fee or similar payment, in each case with respect to any Intellectual Property (but excluding Contracts for non-exclusive licenses granted by or to any Acquired Companies in the Ordinary Course of Business or “off-the-shelf” software licenses granted to any Acquired Companies that are widely available through commercial distribution channels on standard terms and conditions);

(m) any Contract under which any of the Acquired Companies is a licensee of or is otherwise granted by a third party any rights to use any Intellectual Property in connection with any Acquired Company Products;

(n) any Contract for the development of Intellectual Property by a third party for the benefit of any of the Acquired Companies, or by the Acquired Companies for the benefit of a third party;

(o) any Contract relating to the provision of co-location and related services to any of the Acquired Companies, which services are used by any of the Acquired Companies to fulfill their obligations to provide software and data hosting services to customers;

(p) (A) any Contract containing an agreement by any of the Acquired Companies to provide any Person with access to the source code for any Acquired Company Products (other than source code escrow commitments entered into in the Ordinary Course of Business for which the sole conditions that could trigger the release of such source code are either the bankruptcy or insolvency of the Acquired Companies or the Acquired Companies’ failure to satisfy its maintenance obligations for such Acquired Company Product), or (B) any Contract between any Acquired Company, on the one hand, and an escrow agent, on the other hand, to provide for the source code for any Acquired Company Products to be put in escrow;

(q) any Contract involving the operation of any joint venture or partnership entity;

(r) any Contract that provides for the assumption of any Tax liability, other than a commercial Contract entered into in the Ordinary Course of Business the primary purpose of which does not relate to Tax or a Contract solely between or among the Acquired Companies;

(s) any Contract that provides for the assumption of any environmental liability of any other Person;

(t) any Contract that provides for the assumption of any liability of any Person, other than Contracts that contain indemnification provisions entered into in the Ordinary Course of Business;

(u) any Contract to which any Acquired Company collects Personal Information;

(v) any Contract that requires any of the Acquired Companies to purchase all or a fixed portion of its total requirements of any product or service from a third party or that contain a “take or pay”, most favored nation”, “meets competition” or “most favored customer” clause;

(w) any agency, franchise, sales representative, distributor, reseller, integrator, referral, marketing, consulting and advertising Contract to which any Acquired Company is a party;

(x) any Contract to which any Acquired Company is obligated to pay any commission amounts to employees or third parties;

(y) any Contract to which any Acquired Company is a party relating to any completed or proposed business acquisitions or divestitures, mergers, sales or purchases of substantial assets or equity, equity financings, reorganizations and other material transactions outside of the Ordinary Course of Business;

(z) any personal property leases to which any Acquired Company is a party (whether “true” leases or financing arrangements, such as capital leases);

(aa) any Contract containing a covenant of any Acquired Company not to compete in any line of business or with any Person in any geographical area;

(bb) any Contract which contains any provision with respect to exclusivity;

(cc) any Contract not made in the Ordinary Course of Business prohibiting, limiting or otherwise restricting in any way the Acquired Companies and/or their respective officers, directors, managers, equity owners or employees from soliciting customers or suppliers, or soliciting or hiring employees, of any other Person;

(dd) any Government Bid or Government Contract;

(ee) any Contract or other understandings between any Acquired Company, on the one hand and any Affiliate thereof or another Acquired Company, on the other hand;

(ff) any Contract set forth on Schedule 4.19;

(gg) any settlement, conciliation or similar Contract that involves any payment, or other material obligations that are to be performed, after the date of this Agreement; and

(hh) any other agreement not made in the Ordinary Course of Business that is material to the Business or the Acquired Companies individually or taken as a whole.

Complete, true, correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent. Each Material Contract is a valid and binding obligation of the applicable Acquired Company party thereto and enforceable in accordance with its terms and conditions, subject to Laws of general application relating to public policy, bankruptcy, insolvency and, to the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies, except for such failure to be valid and binding that would not be material to the Acquired Companies, taken as a whole. To the Company’s Knowledge, each Material Contract to which any Acquired Company is a party is a valid and binding agreement of the other parties thereto. Neither the applicable Acquired Company party to such Material Contract nor, to the Company’s Knowledge, any other party to such Material Contract is in breach or default under such Material Contract, and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default or breach under any Material Contract. No Acquired Company or, to the Company’s Knowledge, any other party thereto has provided or received any written intention to terminate or amend, any Material Contract.

4.14 Litigation. (a) There are no, and for of the past five (5) years there have been no, Legal Proceedings pending or threatened in writing or, to the Company’s Knowledge, orally against or affecting any such Acquired Companies or their Businesses or assets and (b) none of the Acquired Companies is, or for the past five (5) years has been, subject to any judgment, order, ruling, award, writ, or decree of any Governmental Authority. There is no action, suit, proceeding or investigation by any Acquired Company pending or which any Acquired Company intends to initiate. To the Company’s Knowledge, no event has occurred or circumstances exist that would be reasonably likely to give rise to, or serve as a basis for, any such actions described in the foregoing.

4.15 Employee Benefits.

(a) Schedule 4.15(a) lists each material Employee Benefit Plan. The Company has made available to Parent copies of the following, as applicable, with respect to the Employee Benefit Plans set forth on Schedule 4.15(a): (i) current plan documents all amendments thereto and (ii) the most recent summary plan description and all summaries of material modification thereto, (iii) the most recent determination or opinion letter received from the Internal Revenue Service, (iv) the three (3) most recent financial statements and annual reports on Form 5500 (including attached schedules) required to be filed with the IRS with respect to each Employee Benefit Plan (if any such report was required), (v) the trust agreements, insurance policies, or other funding arrangements, (vi) the three most recent actuarial and accounting valuations with respect to any Pension Plan, (vii) the most recent nondiscrimination testing results, and (viii) any material non-routine correspondence with any Governmental Authority with respect to such plan dated within the past three years.

(b) Each Employee Benefit Plan has been, in all material respects, established, funded, administered and maintained, in form and operation, in accordance with the terms of such Employee Benefit Plan and the requirements of applicable Law, including ERISA and the Code, if applicable. No Acquired Company has incurred, nor expects to incur, any penalty or Tax (whether or not assessed) under Sections 4980H, 4980D, 4980B, 6721, or 6722 of the Code and no circumstances or events have occurred that would reasonably be expected to result in the imposition of any such penalties or Taxes. No Acquired Company has engaged in or expects to incur any penalty or Tax on account of any nonexempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(c) Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype document that is the subject of a favorable opinion letter from the Internal Revenue Service and no event has occurred and no condition exists that would reasonably be expected to adversely affect such Employee Benefit Plan’s qualification. With respect to each Employee Benefit Plan, all contributions, premiums or other payments that are due have been paid on a timely basis and any amounts not yet due have been properly accrued in accordance with GAAP.

(d) Except as set forth on Schedule 4.15(d), no Employee Benefit Plan is and no Acquired Company sponsors, maintains, contributes to, has any obligation to contribute to or has any liability with respect to (including as a consequence of any Acquired Company, together with any other Person, being treated as a single employer under Section 414 of the Code or 4001(b) of ERISA): (i) a plan subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40)) of ERISA),. No Employee Benefit Plan provides (or could require an Acquired Company to provide or have liability with respect to) post-employment health, life or other welfare benefits other than as required by Law for which the covered individual pays the full premium cost of coverage (other than subsidies required under applicable Law). With respect to any plan described in Section 4.15(d)(i) above (a “Pension Plan”): (x) no action has been initiated by the Pension Benefit Guaranty Corporation (“PBGC”) to

terminate such Pension Plan or appoint a trustee for such Pension Plan, nor has any Acquired Company incurred any liability to PBGC other than for premiums due and not delinquent, (y) all premiums to PBGC have been timely paid and such Pension Plans have always satisfied the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, and have not applied for or obtained a waiver of any minimum funding requirement or an extension of any amortization period, and (z) no Acquired Company has taken any action or could reasonably be expected to have liability for any transaction under Section 4069, 4212(c) or 4062 of ERISA.

(e) No Legal Proceedings or other actions, audits, investigations, claims (other than routine benefit claims) or lawsuits are pending or threatened in writing or, to the Company’s Knowledge, orally against or with respect to any Employee Benefit Plan or related trust, sponsor, administrator or fiduciary, nor to the Company’s Knowledge are there facts that could form the basis for any such action, claim or lawsuit.

(f) Each Employee Benefit Plan maintained by an Acquired Company for employees or other service providers who reside or work primarily outside of the United States (each a “Non-U.S. Employee Benefit Plan”) required by any applicable Law to be registered or approved by a Governmental Authority has been so registered or approved and has been maintained in good standing with the applicable Governmental Authority in each case, in all material respects. All contributions to and payments from each Non-U.S. Employee Benefit Plan under the terms of such plan or applicable Law have been made on or before their respective due dates, and all contributions for any period ending on or before the Effective Time that are not yet due have been accrued in accordance with country-specific accounting practices and principles. Each Non-U.S. Employee Benefit Plan required under any applicable Law to be funded or insured has been funded or insured in accordance with such Law and the transactions contemplated hereby will not cause such funding or insurance obligations to be materially less than such benefit obligations. No Non-U.S. Employee Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement, and no material unfunded or underfunded liabilities exist with respect to any Non-U.S. Employee Benefit Plan.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in connection with any other event, will (i) accelerate the timing of vesting, funding or payment, or materially increase the amount or value, of any compensation or benefits to any current or former employee or other individual service provider of any Acquired Company under any Employee Benefit Plan, (ii) entitle any current or former employee or other individual service provider of any Acquired Company to any change in control, severance, transaction bonus or retention payment, (iii) excluding any contract, agreement, or plan is entered into by Parent and a “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) in connection with the transactions contemplated hereby before the Closing Date, give rise to payments or benefits, individually or in the aggregate, that would be nondeductible to the payor under Section 280G of the Code or that would result in an excise Tax on any recipient under Section 4999 of the Code.

(h) Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has in all material respects been operated and maintained in compliance with Section 409A of the Code and the regulations and guidance promulgated thereunder. None of the Acquired Companies has any indemnity or gross-up obligation for any Taxes under Section 409A or 4999 of the Code (or any corresponding provisions of state, local or foreign Tax Law).

4.16 Environmental Matters. Except as disclosed on Schedule 4.16:

(a) Each of the Acquired Companies (i) is, and for the five (5) years prior to the date hereof has been, in compliance with all applicable Environmental Laws and (ii) has no pending or threatened in writing or, to the Company’s Knowledge, orally liability (contingent or otherwise) pursuant to any applicable Environmental Laws or any claims demanding payment, contribution, indemnification, remedial action, removal action, or financial assurance with respect to any actual or alleged environmental conditions or injury to persons, property, or natural resources and has had no such liability within the last five (5) years.

(b) During the five (5) years prior to the date hereof, none of the Acquired Companies has received or been party to any written notice, report, order or decree regarding any actual or alleged unresolved violation of Environmental Laws, or any unresolved liability (contingent or otherwise) arising under Environmental Laws, in each case relating to the Business of the Acquired Companies.

(c) The Acquired Companies have not generated, manufactured, sold, handled, treated, recycled, stored, transported, disposed of, arranged for the disposal of, released, or placed any Hazardous Substance in a manner which would reasonably be expected to give rise to material liabilities to the Company under Environmental Laws.

(d) No Hazardous Substances have been spilled, discharged, released, emitted or injected in, on, under, to or from any property or structure currently owned, leased or occupied by the Acquired Companies in a manner which has resulted or would reasonably be expected to give rise to material labilities to the Company under any Environmental Law and there are no Hazardous Substances in, on, under, emanating from, or migrating from or onto any portion of any property or structure currently owned, leased, or occupied or, to the Company’s Knowledge, previously owned, leased, or occupied by the Acquired Companies in a manner which has resulted or would reasonably be expected to give rise to material labilities to the Company under any Environmental Law.

(e) No underground storage tanks are located at the real property now owned or leased by the Acquired Companies.

(f) The Acquired Companies have not agreed to assume any liability of any other Person under any Environmental Laws.

(g) The Company has provided Parent with access to copies of all true, complete and correct copies of material reports, investigations, audits, and inspections in the possession or reasonable control of the Acquired Company pertaining or relating to Hazardous Substances in connection with any real property now or previously owned, leased or occupied by the Acquired Company.

(h) The Acquired Companies have not received any notice in writing or, to the Company’s Knowledge, orally that any property now or previously owned, operated or leased by the Acquired Companies is listed or is proposed for listing on the National Priorities List pursuant to CERCLA, the Comprehensive Environmental Response, Compensation and Liability Information System List, any registry of contaminated land sites or on any similar state or foreign list of sites requiring investigation or cleanup, and no Lien (other than Permitted Liens) has been filed against the real property of the Acquired Companies under any Environmental Law regulation promulgated thereunder or order issued with respect thereto.

4.17 Labor Matters.

(a) Except as set forth on Schedule 4.17(a), no Acquired Company is party to or bound by any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization, and there is no, and during the past five (5) years, none of the Acquired Companies has experienced, any, actual or threatened in writing or, to the Company’s Knowledge, orally strike, picketing, boycott, work stoppage, slowdown or other labor dispute, or, charge or complaint of unfair labor practice or employment discrimination or, to the Company’s Knowledge, union or other labor organizational activity. No employee of any Acquired Company is represented by a labor union, works council, or other labor organization.

(b) Except as set forth on Schedule 4.17(b), there has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act or any other similar state or local Law (collectively, the “WARN Act”)) affecting employees at the Acquired Companies at any time during the past five (5) years. No facility closure or shutdown, reduction-in-force, furlough, layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other similar material workforce changes affecting employees or individual independent contractors of the Company has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19. No Acquired Company has otherwise experienced any material employment-related liability with respect to COVID-19.

(c) Each of the Acquired Companies is in compliance, and for the past five (5) years has been in compliance in all material respects, with all collective bargaining agreements to which they are a party and all applicable Laws governing employment and labor including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance . Except as would not result in material liability for any Acquired Company: (i) each Acquired Company has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to its current or former employees and independent contractors under applicable Laws, Contract or Acquired Company policy; and (ii) each individual who is providing or has provided services to any Acquired Company and is or was classified and treated as an (x) independent contractor, consultant, leased employee, or other non-employee service provider, or (y) exempt employee, in each case, is and has been properly classified and treated as such for purposes of all applicable Laws.

(d) Each Acquired Company has promptly, thoroughly and impartially investigated all sexual harassment allegations of which it is or was made aware. With respect to each such allegation, each Acquired Company has taken all corrective action necessary under applicable law. No Acquired Company reasonably expects any material liability with respect to any such allegation or is and aware of any allegation relating to officers, directors, employees, contractors, or agents of the Acquired Companies, that, if known to the public, would bring any Acquired Company into material disrepute.

(e) To the Company’s Knowledge, no officer, director, or employee of any Acquired Company (A) has any plans to terminate employment with any Acquired Company or (B) is a party to any confidentiality, noncompetition, nonsolicitation, proprietary rights or other similar agreement between such employee and any other Person besides the Acquired Companies that would be material to the performance of such employee’s employment duties, or the ability of the Acquired Companies to conduct their business.

(f) Except as set forth on Schedule 4.17(f), none of the Acquired Companies have been party to any Legal Proceedings or material disputes involving, or had any material liability with respect to, any single employer, joint employer or co-employer claims or causes of action by any individual who was employed or engaged by a third party and providing services to any Acquired Company, and to the Company’s Knowledge, each third party providing individuals for the Acquired Companies have taken reasonable steps to ensure that they on a temporary, seasonal or leased basis are in compliance with all applicable labor and employment Laws. The Acquired Companies are not a single employer, joint employer, or co-employer of any individuals employed or engaged by a third party and providing services to any Acquired Company.

(g) The Company has made available to Parent in the Data Room a true, complete, and correct list of all persons who are employees of the Acquired Company, as of the date hereof, and sets forth for each such individual, the following: (i) name; (ii) title or position (including whether full, part time, or temporary); (iii) date of hire; (iv) work location; classification (exempt or non-exempt); (v) current pay rate or annual base compensation; (vi) commission, bonus or any other incentive based compensation; and (vii) accrued vacation days or other paid time off.

(h) If any Acquired Company is party to or bound by any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization, or has any employees who are represented by a labor union, works council, or other labor organization, (i) every such Acquired Company has complied and will comply with all collective bargaining agreements and other Contracts and all applicable Laws regarding the transaction(s) provided for in this Agreement, including but not limited to any and all obligations regarding notice and bargaining; (ii) no such Acquired Company has entered into any Contract or other legal obligation that involves or imposes any material costs on such Acquired Companies related thereto; and (iii) no such Acquired Company has made any representations, statements, commitments, assurances or other comments that do or purport to bind or impose any obligations, restrictions or limitations on any Acquired Company or Parent or any Affiliates thereof regarding the prospective operation and conduct of the Acquired Company.

4.18 Insurance Policies. Schedule 4.18 sets forth a true, correct and complete list of all insurance policies (including “self-insurance” and captive programs) maintained as of the date hereof by the Acquired Companies, (collectively, the “Insurance Policies”), true and complete copies of which have been made available to Parent. Each such insurance policy is legal, valid, binding and enforceable and in full force and effect and none of the Company nor any of the Company’s Subsidiaries is in breach or default with respect to its obligations under such insurance policies (including with respect to payment of premiums). The Company has not received any written notice of pending cancellation of, premium increase with respect to, or material alteration of coverage under, any of such Insurance Policies. All such Insurance Policies are fully paid and valid and binding in accordance with their terms, have not been subject to any lapse in coverage, and to the Company’s Knowledge, are provided by carriers who are financially solvent. There have not been any Legal Proceeding related to the Business as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of any Acquired Company. Except as set forth on Schedule 4.18, there are not any pending claims under any Insurance Policy.

4.19 Affiliated Transactions. Except for (i) participation by employees, officers and directors in any Employee Benefit Plan and (ii) as set forth on Schedule 4.19, no officer, director, manager, or any individual holding a similar position of any Acquired Company, Affiliate of the Company or Company Stockholder, or, to the Company’s Knowledge, any individual related by blood, marriage or adoption to any individual or any entity in which any such Person or individual owns any beneficial interest is a party to any agreement, arrangement, Contract, commitment or transaction with any of the Acquired Companies or, has any interest in any property or assets owned or used by any of the Acquired Companies.

4.20 Material Business Relationships.

(a) Schedule 4.20(a) sets forth the top twenty (20) customers of the Acquired Companies (measured by aggregate annual contract value of products or services provided by the Acquired Companies to a customer and such customer’s Affiliates) for the fiscal year ended December 31, 2020 (each, a “Material Customer” and, collectively, the “Material Customers”) and the amount of consideration paid by each Material Customer during such period. No Material Customer (i) ceased, or notified in writing or, to the Company’s Knowledge, orally an Acquired Company that it will cease or has threatened in writing or, to the Company’s Knowledge, orally to cease to use, or reduce its use of, the services of the Acquired Companies, or (ii) adversely modified its relationship with the Acquired Companies (including by materially changing the pricing terms or other material terms of such Material Customer’s business with the Acquired Companies) or, to the Company’s Knowledge, has threatened such adverse modification.

(b) Schedule 4.20(b) sets forth the top ten (10) suppliers of materials, equipment or services to the Acquired Companies (measured by dollar volume of purchases by the Acquired Companies, but excluding professional and utility services provided to the Acquired Companies in the Ordinary Course of Business) for the fiscal year ended December 31, 2020 (each, a “Material Supplier” and, collectively, the “Material Suppliers”) and the amount of consideration paid to each Material Supplier during such period. No Material Supplier (i) ceased or reduced, or notified in writing or, to the Company’s Knowledge, orally an Acquired Company that it will cease or reduce or threatened in writing or, to the Company’s Knowledge, orally to cease or reduce provision of materials, equipment or services to the Acquired Companies, or (ii) adversely modified its relationship with the Acquired Companies (including by materially changing the pricing terms or other material terms of such Material Supplier’s business with the Acquired Companies) or, to the Company’s Knowledge, has threatened such adverse modification.

(c) Schedule 4.20(c) sets forth customers of the Acquired Companies who are Governmental Authorities and not a Material Customer (measured by aggregate annual contract value of products or services provided by the Acquired Companies to a customer and such customer’s Affiliates and such value is in excess of $150,000) for the fiscal year ended December 31, 2020 (each, a “Material Government Customer” and, collectively, the “Material Government Customers”) and the amount of consideration paid by each Material Government Customer during such period. No Material Government Customer (i) ceased, or notified in writing or, to the Company’s Knowledge, orally an Acquired Company that it will cease or has threatened in writing or, to the Company’s Knowledge, orally to cease to use, or reduce its use of, the services of the Acquired Companies, or (ii) adversely modified its relationship with the Acquired Companies (including by materially changing the pricing terms or other material terms of such Material Government Customer’s business with the Acquired Companies) or, to the Company’s Knowledge, has threatened such adverse modification.

4.21 Trade Laws.

(a) For the five (5) years prior to the date hereof, each of the Acquired Companies, and any director, officer, employee, agent, or representative thereof has been in material compliance, and is currently in material compliance with all Trade Laws. Each of the Acquired Companies has obtained, and is currently and has been in material compliance with the terms of, any import or export license or licensed exception required for the lawful import or export of any item, product, technology, or software of such Acquired Company.

(b) No Acquired Company, nor any director, officer, employee, agent, or representative thereof, has engaged in, and is not now engaging in, directly or, to the Company’s Knowledge, indirectly, any dealings or transactions in a Sanctioned Country or with a Sanctioned Person. No Acquired Company nor any director, officer, employee, agent, or representative thereof, or any other Person authorized to act for or on behalf of any Acquired Company, is a Sanctioned Person, or is owned in the aggregate, 50% or more, directly or to the Company’s Knowledge, indirectly, by one or more Sanctioned Persons.

(c) No Acquired Company is or has been in the last five (5) years involved in any proceeding relating to, or has received a written request for information from, or has made any voluntary or involuntary disclosure to any Governmental Authority regarding, any Trade Law.

4.22 Anti-Money Laundering. The operations of each Acquired Company have been conducted at all times in compliance with the requirements of applicable anti-money laundering laws, including, but not limited to, the Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, and the rules and regulations promulgated thereunder, and the anti-money laundering laws of the various jurisdictions in which each Acquired Company conducts business (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Acquired Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or threatened. No Acquired Company nor any representative acting on behalf any Acquired Company, has violated or is in violation of any provision of any applicable Money Laundering Laws.

4.23 Anti-Bribery and Anti-Corruption.

(a) No Acquired Company, or any officer, director or employee, or, to the Company’s Knowledge, any agent, representative, or consultant thereof, or any other Person associated with or acting for or on behalf of any Acquired Company, has, directly or indirectly, in connection with the business of any Acquired Company:

(i) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party or political campaign, for the purpose of (A) influencing any act (or lack of action) or decision of such Government Official, candidate, party or campaign, (B) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any person, (D) expediting or securing the performance of official acts of a routine nature, or (E) otherwise securing any improper advantage;

(ii) paid, offered or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature;

(iii) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures;

(iv) established or maintained any unlawful fund of corporate monies or other properties;

(v) created or caused the creation of any false or inaccurate books and records of the Acquired Companies related to any of the foregoing; or

(vi) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq. (“FCPA”) or any other applicable anti-corruption or anti-bribery law.

(b) The Acquired Companies have established and currently maintain policies, procedures and internal controls designed to comply with the FCPA and all other applicable anti-bribery Laws.

4.24 Government Contracts.

(a) Schedule 4.24(a) sets forth a true, correct and complete list of all Government Contracts, for which the Acquired Companies have received notification of award by the date of this Agreement. Schedule 4.24(a) further sets forth a true, correct and complete list of all Government Bids submitted by the Acquired Companies and for which an award has not yet been made prior to the date of this Agreement. Schedule 4.24(a) sets forth a true, correct and complete list of all facility security clearances held by the Acquired Companies, and all personnel security clearances held by the Acquired Companies, and any officer, director or employee thereof.

(b) With respect to each Government Contract and Government Bid, in the past four (4) years, (i) the Acquired Companies have each complied with the material terms and conditions of each Government Contract and Government Bid; (ii) the Acquired Companies have each complied with the material requirements of any Laws pertaining to any such Government Contract or Government Bid; (iii) all material representations and certifications made by the Acquired Companies with respect to any such Government Contract or Government Bid were current, accurate and complete as of their effective date and the Acquired Companies have complied with all such representations and certifications; (iv) no written termination or default, cure notice, or show cause notice has been issued; (v) to the Company’s Knowledge, no reasonable basis exists to give rise to a claim for fraud in connection with any Government Contract or Government Bid under the United States civil or criminal False Claims Acts, 31 U.S.C. § 3729 et seq., as amended, the United States Procurement Integrity Act, the Buy American Act, Trade Agreements Act, or other applicable federal or state Laws.

(c) Except as set forth on Schedule 4.24(c), in the past four (4) years, (i) no Acquired Company has received written or, to the Company’s Knowledge, oral notice of any administrative, civil, or criminal investigation or indictment by any Governmental Authority with respect to any Government Contract or Government Bid; (ii) no Acquired Company has received written or, to the Company’s Knowledge, oral notice of any audit or investigation of any Acquired Company, nor any of their respective officers or principals, that resulted in any adverse finding with respect to any alleged unlawful conduct, misstatement, or omission arising under or relating to any Government Contract or Government Bid; (iii) no Acquired Company has received a show cause notice, corrective action report, cure notice or any other written or, to the Company’s Knowledge, oral notice from a Governmental Authority regarding an actual or potential noncompliance with the terms of a Government Contract, or any applicable Laws, by the Acquired Company or, to the Company’s Knowledge, any of their respective officers, directors, partners, subcontractors, teaming partners, joint venture partners, or independent contractors; (iv) no Acquired Company has made any mandatory disclosures under FAR 52.203-13(b)(3)(i) or any material voluntary disclosures to any Governmental Authority with respect to any alleged unlawful conduct, misstatement, or omission arising under or relating to any Government Contract or Government Bid, and to Company’s Knowledge, there are no facts that would require mandatory disclosure under FAR 52.203-13(b)(3)(i); (v) to the Company’s Knowledge, no statement, representation or warranty made by any Acquired Company in any Government Contract or Government Bid, or any exhibit thereto, or in any certificate, statement list, schedule, or other document submitted or furnished to any Governmental Authority in connection therewith, contained, on the date so furnished or submitted, any untrue statement of material fact, or failed to state a material fact necessary to make the statements therein contained, in light of the circumstances in which they were made, not false or misleading; (vi) no payment has been made by any Acquired Company, or, to the Company’s Knowledge, a Person acting on behalf of any Acquired Company, to any Person, other than any bona fide employee or agent (as defined in subpart 3.4 of the FAR) of the Acquired Companies, that is or was contingent upon award of any

Government Contract or that would otherwise be in violation of any Law; (vii) no Acquired Company has received written or, to the Company’s Knowledge, oral notice that its cost accounting system has been determined by any Governmental Authority not to be in compliance with any applicable Law; (viii) no Acquired Company has submitted, or has caused to be submitted, any claim for payment to any Governmental Authority, payor source, either governmental or non-governmental, in violation of any false claim or fraud Law, including the False Claims Act, or any other applicable federal or state false claim or fraud law, (ix) no Acquired Company has made any materially false representation that could affect the amount owed by an Acquired Company to a Governmental Authority, or prime contractor or subcontractor pursuant to a Government Contract, in violation of any false claim or fraud Law, including the False Claims Act, or any other applicable federal or state false claim or fraud Law; (x) no Acquired Company has been debarred, suspended, or otherwise made ineligible from doing business with the United States government or any government contractor, and, to the Company’s Knowledge, no facts exist that would give rise to an actual or potential action for suspension or debarment against an Acquired Company; (xi) no Government Contract has been terminated for default or cause; (xii) no past performance evaluation with respect to any Government Contract has set forth an adverse or unsatisfactory performance rating; (xiii) there has not been any material withholding or setoff under any Government Contract resulting from a breach or default under any such Government Contract and (xiv) the Acquired Companies are compliant with all applicable requirements of the National Security Program Operating Manual.

(d) Except as set forth on Schedule 4.24(d), there are no outstanding disputes between any Acquired Company and any Governmental Authority under the Contract Disputes Act or any other federal or state statute or between any Acquired Company and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid, and, to the Company’s Knowledge, no facts exist that would give rise to an action under such laws. With respect to Government Contracts, no Acquired Company has individually incurred, and does not currently project, cost overruns in excess of price in a material amount with regard to the entire period of performance. Except as set forth on Schedule 4.24(d), no Acquired Company has assigned or agreed to assign, granted a security interest in, or otherwise conveyed or transferred to any Person, or otherwise encumbered or agreed to encumber for the benefit of any Person, any right, title in, or title to any Government Contract, or any account receivable relating thereto.

(e) Schedule 4.24(e) sets forth for each Government Contract having a backlog as of the date hereof, as well as the anticipated dollar amount of backlog of each Acquired Company (calculated by such Acquired Company consistent with past practice), the name of the customer, a brief description of the products and services to be provided, and any dollar amounts included which are unfunded by any Governmental Authority or any customer in respect of undelivered orders. All of the Government Contracts constituting the backlog of each Acquired Company were (i) entered into in the ordinary course of the Acquired Company’s business and (ii) based upon assumptions believed by the management of the Acquired Company to be accurate and reasonable, and subject to such assumptions being fulfilled, would be capable of performance in accordance with the terms and conditions of each such Government Contract by the Acquired Company without total program loss.

(f) No Acquired Company, in the past five (5) years, has bid on, or has been awarded, any Government Contract or loan based on the Acquired Company’s certification or representation as having one or more of the following qualifications: small business status, disadvantaged business status, historically underutilized business zone status, veteran owned business status, service-disabled veteran owned business status, minority owned business status, woman-owned business status, or any other preferential status based on socio-economic eligibility.

4.25 Warranties and Liabilities.

(a) Each product modified, applied, sold or otherwise delivered by or on behalf of the Acquired Companies and each service performed by or on behalf of the Acquired Companies have been in material conformity with all applicable contractual commitments, job specifications, and/or express or implied warranties, and the Acquired Companies have no liability for replacement or repair of any such products or services or other damages or costs in connection therewith. There is no defect in design, manufacture, materials or workmanship with respect to (i) any service performed by or on behalf of the Acquired Companies, or (ii) to the Company’s Knowledge, any product modified, applied, sold or otherwise delivered by or on behalf of the Acquired Companies, in each case, for which the Acquired Companies could reasonably likely incur a material liability.

(b) Except as set forth on Schedule 4.25(b), no product modified, applied, sold, leased or delivered and no service performed by or on behalf of the Acquired Companies is subject to any express warranty or guaranty issued by the Acquired Companies.

(c) Except as set forth on Schedule 4.25(c), there are not currently, and within the last five (5) years there have not been, any product liability claims threatened in writing or, to the Company’s Knowledge, orally that relate to any product manufactured, created, distributed or sold by or on behalf of an Acquired Company.

(d) Except as set forth on Schedule 4.25(d), there are no claims pending or, to the Company’s Knowledge, threatened for the breach of any express or implied warranty, other than pursuant to standard warranty obligations (to replace, repair or refund) incurred in the Ordinary Course of Business which are not, individually or in the aggregate, material in amount and do not exceed the reserve therefor included in the Financial Statements.

(e) Except as set forth on Schedule 4.25(e), no Acquired Company has received notice in writing or, to the Company’s Knowledge, orally of any injury or property damage alleged to have occurred, in whole or in part, as a result of any hazard or defect in design, manufacture, materials or workmanship, including any failure to warn, relating to any product manufactured, created, distributed or sold by or on behalf of an Acquired Company. There are no pending and, to the Company’s Knowledge, there have been no threatened recalls, safety advisories, field safety notifications, corrective plans or similar Legal Proceeding relating to the products manufactured, created, distributed or sold by or on behalf of any Acquired Company. No product manufactured, created, distributed or sold by an Acquired Company has contained asbestos.

4.26 Books and Records. The minute books and unit ledger books of each Acquired Company, all of which have been made available to Parent, are true, correct and complete and have been maintained in accordance with sound business practices. At the Closing, all such books and records will be in the physical possession of the Acquired Companies.

4.27 Bank Accounts. Schedule 4.27 sets forth (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which any Acquired Company maintains accounts of any nature (or at which an account is maintained to which any Acquired Company has access or as to which deposits are made on behalf of any Acquired Company), (b) the type and description of each such account, and the employees of each Acquired Company who has access to and permission to withdraw funds from such accounts.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company and the Representative as of the date hereof and as of the Closing Date as follows:

5.1 Organization of Parent and Merger Sub. Parent is a Pennsylvania limited liability company and Merger Sub is a Delaware corporation, validly existing and in good standing under the Laws of the jurisdiction of their respective organization.

5.2 Ownership of Merger Sub; No Prior Activities. Merger Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activity other than as contemplated by this Agreement. Except for obligations or liabilities incurred in connection with the transactions contemplated by this Agreement and described herein, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

5.3 Authorization; Enforceability. Each of Parent and Merger Sub has requisite corporate power and authority to execute and deliver this Agreement and each other agreement contemplated hereby to which Parent or Merger Sub is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by Parent and Merger Sub and each other agreement contemplated hereby to which Parent or Merger Sub is a party and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent and Merger Sub and no stockholder votes are necessary to authorize this Agreement or the other agreements contemplated hereby to which Parent or Merger Sub is a party or to consummate the Merger and the other transactions contemplated hereby and thereby, other than the filing and recordation of the Certificate of Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes the valid and legally binding obligation of Parent and Merger Sub, enforceable in accordance with its terms and conditions, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies.

5.4 Non-contravention.

(a) Neither the execution and delivery of this Agreement or any other agreement contemplated hereby to which Parent or Merger Sub is a party, nor the consummation of the Merger or the other transactions contemplated hereby or thereby, will (i) violate any Laws to which Parent or Merger Sub is subject, (ii) violate any provision of Parent’s or Merger Sub’s Organizational Documents, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel or require any notice or consent under, or result in the imposition of any Lien (other than Permitted Liens) upon any of the assets of Parent or Merger Sub under, any agreement, contract, lease, license, instrument or other arrangement to which Parent or Merger Sub is a party or by which any of them is bound or to which any of their assets is subject, except in each case of clause (i) and (iii) of this Section 5.4(a) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or obtain consent or Lien would not adversely affect or delay Parent’s or Merger Sub’s performance under this Agreement or any other agreement contemplated hereby to which Parent or Merger Sub is a party or the consummation of the transactions contemplated by this Agreement or such other agreements.

(b) Except for the filing of the Certificate of Merger under the DGCL, the pre-merger notification requirements of the HSR Act and any applicable foreign antitrust and competition law filings, neither Parent nor Merger Sub needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

5.5 Brokers’ Fees. Neither Parent nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

5.6 Litigation. There are no Legal Proceedings pending against, or threatened against, Parent or Merger Sub that would adversely affect or delay Parent’s or Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

5.7 Financing. Parent has, on the Closing Date, and, at all times during the effectiveness of this Agreement, shall have, sufficient available cash on hand or available under its existing credit facilities necessary to consummate the transactions contemplated by this Agreement and to perform its obligations under this Agreement (including payment of the Merger Consideration and all fees and expenses relating to this Agreement) on the terms and subject to the conditions set forth herein. The obligations of Parent and Merger Sub under this Agreement are not subject to any conditions regarding Parent’s, Merger Sub’s, their respective Affiliates’, or any other Person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement.

5.8 Solvency of the Surviving Corporation. Assuming the accuracy of the representations and warranties in ARTICLE IV and that the Company complied in all material respects with the covenants contained in Section 6.1, immediately following the Effective Time and after giving effect to the Merger, the Surviving Corporation and its Subsidiaries on a consolidated basis will be Solvent. For purposes of this Agreement, “Solvent” when used with respect to the Company and its Subsidiaries or the Surviving Corporation and its Subsidiaries, as applicable, means that, as of any date of determination, (a) the Present Fair Salable Value of its assets will, as of such date, exceed its probable liabilities on existing debts as they become absolute and matured (including, in any event, payments that may become due under the debt instruments as a result of the transactions contemplated hereby), (b) the Company and its Subsidiaries or the Surviving Corporation and its Subsidiaries, as applicable, will not have, as of such date, an unreasonably small amount of assets or capital for the business in which it is engaged or will be engaged, (c) the Company and its Subsidiaries or the Surviving Corporation and its Subsidiaries, as applicable, will be able to pay its debts as they become absolute and matured, in the ordinary course of business, (d) the sum of its debt does not exceed the fair value of its assets and (e) it does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they mature in the ordinary course of business. For purposes of the definition of “Solvent”, “debt” means liability on a right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of the Company and its Subsidiaries or the Surviving Corporation and its Subsidiaries, as applicable, (including goodwill) are sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions for the sale of comparable business enterprises. For purposes of this Agreement, Parent does not intend to hinder, delay or defraud any present or future creditors of Parent, the Surviving Corporation or the Company Subsidiaries.

5.9 Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person is making any representations or warranties whatsoever, express or implied, at law or in equity, beyond those expressly given by the Company in Article IV (as modified by the Company Disclosure Schedules) and any agreements contemplated hereby and Parent and Merger Sub are not relying on any other representations or warranties not expressly made by the Company in Article IV (as modified by the Company Disclosure Schedules) and any agreements contemplated hereby. Each of Parent and Merger Sub acknowledge and agree that, except for the express representations and warranties contained in Article IV (as modified by the Company Disclosure Schedules) and any agreements contemplated hereby, the assets and the business of the Acquired Companies are being transferred on a “where is” and, as to condition, “as is” basis. Each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its Affiliates (including the Company Subsidiaries) nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding the Company or any of its Subsidiaries or the transactions contemplated hereby, including in respect of the Company Stockholders, the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information, not expressly set forth in Article IV (as modified by the Company Disclosure Schedules) and any agreements contemplated hereby, and none of the Company or any of its Affiliates (including its Subsidiaries) or any other Person will have or be subject to any objection or liability to Parent or the Surviving Corporation or any other Person resulting from the distribution to Parent or the Surviving Corporation or its representatives or Parent’s or Surviving Corporation’s use of, any such information, including any other publications or data room information provided to Parent or its representatives, or any other document or information in any form provided to Parent or its representatives in connection with the sale of the Acquired Companies and the transactions contemplated by this Agreement. Each of Parent and Merger Sub acknowledges and agrees that it has conducted, to its satisfaction, its own independent investigation and verification of the condition (financial or otherwise), results of operations and business, assets, liabilities, properties and projected operations of the Acquired Companies and, in making its determination to proceed with the transactions contemplated hereby, each of Parent and Merger Sub has relied solely on the results of its own independent investigation and verification. Each of Parent and Merger Sub acknowledges and agrees that it is an informed and sophisticated Person, and has engaged advisors experienced in the evaluation and purchase of companies such as the Acquired Companies as contemplated hereunder.

ARTICLE VI

PRE-CLOSING COVENANTS RELATING TO THE COMPANY

6.1 Conduct of Business. Except as contemplated by this Agreement, as set forth on Schedule 6.1 or as otherwise consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) from the date hereof through the Closing or the earlier termination of this Agreement pursuant to Article XI hereof, the Company covenants and agrees that:

(a) The Company shall cause each of the Acquired Companies to use commercially reasonable efforts to conduct the Business in the Ordinary Course of Business.

(b) The Company shall cause the Acquired Companies to use commercially reasonable efforts to maintain and preserve intact the current organization and business of the Acquired Companies and to preserve the rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Acquired Companies.

(c) The Company shall cause the Acquired Companies to not make any representations, statements, commitments, assurances or other comments that do or purport to bind or impose any obligations, restrictions or limitations on any Acquired Company or Parent or any Affiliates thereof with, to or about any labor union, works council, or other labor organization, or has any employees who are represented by a labor union, works council, or other labor organization.

(d) The Company shall cause the Acquired Companies to not take or permit any action that would or could reasonably be expected to cause any of the changes, events, or conditions described in Section 4.7 to occur.

Notwithstanding anything to the contrary in this Agreement, (i) prior to the Closing, nothing in this Agreement shall prohibit or otherwise restrict the Company or any Company Subsidiary from declaring and paying any dividends or distributions of cash and cash equivalents of the Company or any Company Subsidiary or from repaying any Indebtedness or Transaction Expenses of the Company or any Company Subsidiary, and

(ii) any deviations from the Ordinary Course of Business of the Company or the Company Subsidiaries or any action, activity or conduct by the Company or the Company Subsidiaries necessary or advisable (as determined by the Company in its sole discretion) to comply with “shelter in place” and non-essential business orders by any Governmental Authority in connection with COVID-19, SARS-CoV-2 virus or any mutation or variation thereof, that would otherwise be in breach of this Section 6.1, shall not be deemed a breach of this Section 6.1.

6.2 Consents; Filings; Etc.

(a) The Company shall (i) use its commercially reasonable efforts to obtain prior to the Closing such consents of third parties listed on Schedule 4.4 and (ii) give notices to third parties to avoid the breach or termination of any Contract that is listed on Schedule 4.4; provided, that in no event shall the Company be required to make any payments to third parties to obtain such waivers or consents, unless such payment is set forth in a valid Contract related to such consent or notice, and provided further, that the failure to obtain such waivers and consents shall not, in and of itself, be a breach of this Section 6.2(a). Furthermore, the Company shall use its commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things (including the satisfaction of the conditions set forth in Section 8.1 and Section 8.2) that are necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby. If any suit or other action is threatened or instituted by any Governmental Authority or other Person challenging the validity or legality, or seeking to restrain the consummation of the transactions contemplated by this Agreement, the Company shall use its commercially reasonable efforts to avoid, resist, resolve or, if necessary, defend such suit or action.

(b) In addition to and without limiting the foregoing, the Company undertakes and agrees to file as soon as practicable, and in any event not later than the fifth (5th) Business Day after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and as soon as practicable any notifications required to be filed under any applicable foreign antitrust and competition law with respect to the transactions contemplated hereby. The Company shall respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation. The Company shall (A) promptly notify Parent of any written communication to the Company or its Affiliates from any Governmental Authority and, subject to applicable Law, permit Parent to review in advance any proposed written communication to any of the foregoing (and consider in good faith the views of Parent in connection therewith); (B) to the extent possible, consult with Parent in advance and, to the extent permitted by such Governmental Authority, give Parent the opportunity to attend and participate in any substantive meeting or pre-arranged discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement; and (C) furnish Parent with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives on the one hand, and any Governmental Authority or members of its staff on the other hand, with respect to this Agreement; provided, however, that the Company shall be permitted to designate confidential information as ‘Outside Antitrust Counsel Only’ and restrict Parent’s access to such materials accordingly. The Company shall not be required to share a copy of its filing made under the HSR Act.

6.3 Publicity. Prior to the Closing Date, unless required by applicable Law, the Company shall not, and shall not permit any of the Acquired Companies or Affiliates to, issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing shall not restrict or prohibit the Company from making any announcement to its employees, customers and suppliers to the extent the Company reasonably determines in good faith that such announcement is necessary or advisable in connection with the transactions contemplated hereby. For the avoidance of doubt, the Parties acknowledge and agree that the Company’s institutional investors and their respective Affiliates (except for the Acquired Companies) may provide general information about the subject matter of this Agreement in connection with their normal fund raising, marketing, informational or reporting activities.

6.4 Access. Prior to the first to occur of the Closing Date and the termination of this Agreement pursuant to Article XI hereof, the Company will (a) permit Parent and its representatives (including legal counsel and accountants) to have, upon prior written notice, reasonable access during normal business hours and under reasonable circumstances, and in a manner so as not to interfere with the normal business operations of the Acquired Companies, to the premises, books, records (including Tax records), contracts and any other documents or information of or pertaining to the Acquired Companies, (b) furnish Parent and its representatives with such financial, operating and other data and information related to the Acquired Companies as Parent or any of its representatives may reasonably request; and (c) instruct the representatives of the Acquired Companies to reasonably cooperate with Parent in its access of the Acquired Companies. All requests for such access shall be directed to such Persons as the Company may designate in writing from time to time (collectively, the “Designated Contacts”). Other than the Designated Contacts, neither Parent nor any of its Affiliates or any of their respective representatives shall contact any employee, contractor, customer, supplier, landlord, lender or other material business relation of any of the Acquired Companies without the prior written consent of the Company, which consent may be withheld for any reason in the sole discretion of the Company. Parent shall comply with, and shall cause its representatives to comply with, all of their obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Section 6.4, which Confidentiality Agreement will remain in full force and effect.

6.5 Sensitive Information. Notwithstanding the obligations set forth in this Article VI to the contrary, the Company may withhold from Parent and Merger Sub (x) any document or information that is set forth on Schedule 6.5 or that is subject to attorney-client or other legal privilege as determined by written advice of counsel, (y) any document or information regarding the Company’s entry into or conducting of a competitive sale process prior to the execution of this Agreement or (z) such portions of documents or information relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by the Company’s outside counsel, would reasonably be expected to violate any Antitrust Law; provided, however, that such information shall be provided as ‘Outside Antitrust Counsel Only’, and the Company shall provide such information and restrict Parent’s access to such materials accordingly.

6.6 Requisite Stockholder Approval. The Company shall use its commercially reasonable efforts to obtain and deliver promptly, but in any event no later than twenty-four (24) hours, after the due execution and delivery of this Agreement, the Requisite Stockholder Approval to Parent.

6.7 Information Statement. As promptly as practicable after the date hereof, but in no event more than five (5) Business Days after the date hereof, the Company, in consultation with Parent, shall prepare an information statement (the “Information Statement”) in accordance with Section 228 of the DGCL and shall deliver or cause the Information Statement to be delivered to any holder of Company Shares who has not executed in accordance with the DGCL a written consent in favor of adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby and who was otherwise entitled to vote thereon (a “Non-Voting Stockholder”). The Information Statement shall (i) state that the board of directors of the Company unanimously determined that this Agreement and the Merger are advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Company Stockholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the Non-Voting Stockholders with notice of the actions taken in the Requisite Stockholder Approval, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of the Company, (iii) notify the Non-Voting Stockholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL, and (iv) notify the Non-Voting Stockholders of any specific rights or obligations related to the transactions contemplated herein that are specific to the Company Shares held by such Non-Voting Stockholders. The Information Statement shall include therewith a copy of Section 262 of DGCL and all such other information as Parent shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a Non-Voting Stockholder must demand appraisal of such Non-Voting Stockholder’s Common Shares as contemplated by Section 262(d)(2) of the DGCL. All materials submitted to the Non-Voting Stockholders in accordance with this Section 5.04(b) shall be subject to Parent’s advance review and reasonable approval.

6.8 Section 280G. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then the Company will (i) use commercially reasonable efforts to solicit from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder) and (ii) with respect to each individual who agrees to the waiver described in clause (i), solicit a vote of the stockholders of the Company entitled to vote on such matters, the right of any such “disqualified individual” to receive the Waived 280G Benefits. The parties acknowledge that this Section 6.8 shall not apply to any arrangements entered into at the direction of Parent or between Parent and its Affiliates, on the one hand, and a disqualified individual, on the other hand (“Parent Arrangements”), unless Parent provides to the Company, no less than five (5) Business Days prior to the Effective Time, a written description of any Parent Arrangements and cooperates with the Company in good faith to facilitate the Company’s calculation or determination of the value (for purposes of Section 280G of the Code) of any such payments or benefits granted or contemplated therein that could constitute a “parachute payment” under Section 280G of the Code. Prior to soliciting any waiver or soliciting stockholder approval described in this Section 6.8, the

Company shall provide Parent for its review and comment a copy of all such materials (i.e., the 280G analysis, the waiver, disclosure statement and any other materials to be submitted to the Company’s stockholders in connection with such vote). Prior to the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent that the vote described in this Section 6.8 was solicited in conformance with Section 280G of the Code with respect to any Waived 280G Benefits and (a) the requisite stockholder approval was obtained with respect to any such Waived 280G Benefits (the “Section 280G Approval”), or (b) no such approval was obtained and therefore any Waived 280G Benefits shall not be paid. In no event shall the Company be deemed in breach of this Section 6.8 if any “disqualified individual” refuses to execute a waivers described in this Section 6.8 or the Section 280G Approval is not obtained due to the stockholders not approving such payments properly submitted.

6.9 Exclusivity. The Company agrees that from the date hereof and until the earlier of the Closing Date and the date that this Agreement is terminated in accordance with its terms, none of the Acquired Companies shall, and the Company shall instruct its and their representatives and Affiliates, the other Acquired Companies, and the Company Stockholders not to, directly or indirectly, (i) provide any non-public information to any third party (including via access to any data room or other records) other than Parent and its representatives with respect to any Company Transaction, (ii) solicit, initiate, facilitate, continue, or encourage proposals, offers or inquiries from a third party other than Parent with respect to any Company Transaction, (iii) participate in any negotiations or discussions with any third party other than Parent and its agents and representatives with respect to any Company Transaction or (iv) enter into a letter of intent or other agreement (whether or not binding) with a third party other than Parent with respect to any Company Transaction. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any third parties (other than Parent) conducted heretofore with respect to, or that could lead to, a Company Transaction.

6.10 Notice of Certain Events. From the date hereof until the Closing, the Company shall promptly after becoming aware of the following notify Parent in writing of

(a) any fact, circumstance, event or action the existence, occurrence or taking of which (i) has had, or may reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) has resulted, or may reasonably be expected to result, in the failure of any of the conditions set forth in Section 8.1 or Section 8.2 to be satisfied;

(b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and the failure to obtain such consent would be material to the Business; and

(c) any Legal Proceeding commenced or threatened in writing or, to the Company’s Knowledge, orally against, relating to or involving or otherwise affecting any Acquired Company’s ability to the consummation of the transactions contemplated by this Agreement.

ARTICLE VII

COVENANTS RELATING TO PARENT, MERGER SUB AND GUARANTOR

7.1 Filings; Consents; Etc.

(a) Parent shall use its commercially reasonable efforts to take or cause to be taken all reasonable actions and to do or cause to be done all things (including the satisfaction of the conditions set forth in Section 8.3) that are necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby. If any suit or other action is threatened or instituted by any Governmental Authority challenging the validity or legality, or seeking to restrain the consummation of the transactions contemplated by this Agreement, Parent shall use its commercially reasonable efforts to avoid, resist, resolve or, if necessary, defend such suit or action. Parent shall be responsible for one hundred percent (100%) of the filing fees required in order to make any filing under the HSR Act.

(b) In addition to and without limiting the foregoing, Parent (or its Affiliates, as applicable) undertakes and agrees to file as soon as practicable, and in any event not later than the fifth (5th) Business Day after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and as soon as practicable thereafter submit any notifications required to be filed (in draft, where applicable) under any applicable foreign antitrust and competition law with respect to the transactions contemplated hereby. Parent (or its Affiliates, as applicable) shall respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation. Parent (or its Affiliates, as applicable) shall (A) promptly notify the Company of any substantive written communication to Parent or its Affiliates from any Governmental Authority and, subject to applicable Law, permit the Company to review in advance any proposed substantive written communication to any of the foregoing (and consider in good faith the views of the Company in connection therewith); (B) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or substantive pre-arranged discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the Company in advance and, to the extent permitted by such Governmental Authority, gives the Company the opportunity to attend and participate thereat; and (C) furnish the Company with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives on the one hand, and any Governmental Authority or members of its staff on the other hand, with respect to this Agreement; provided, however, that Parent shall be permitted to designate confidential information as ‘Outside Antitrust Counsel Only’, and remove or redact any information or contents that are protected by legal privilege and restrict the Company’s access to such materials accordingly. Parent shall not be required to share a copy of its filing made under the HSR Act.

(c) From the date of this Agreement through the date (i) of termination of the required waiting periods under the HSR Act and (ii) any consents of any other applicable Governmental Authority are obtained, Parent and its Subsidiaries shall not take any action that would reasonably be expected to materially delay, impair or prevent the obtaining of clearance or the expiration of the required waiting periods under the HSR Act, or the obtaining of such consents from any applicable Governmental Authorities.

7.2 Publicity. Prior to the Closing Date, Parent and Merger Sub shall not, and shall not permit any of their respective representatives to, issue any press releases or make any public announcements relating to the subject matter of this Agreement without the prior written consent of the Company; provided, however, (i) Guarantor shall be permitted to make any and all public announcements required by applicable Law and (ii) the foregoing shall not restrict or prohibit Parent or Merger Sub from making any announcement to its employees that Parent determines is necessary or advisable in connection with the transactions contemplated hereby. Following the Closing, unless required by applicable Law, Parent and Merger Sub shall not, and shall cause the Acquired Companies not to, and shall not permit any of their respective representatives to, issue any press releases or make any public announcements relating to the subject matter of this Agreement without the prior written consent of the Representative. Prior to issuing any press release or making any public announcement, Parent and Merger Sub shall consult with Representative, and to the extent reasonably practicable, shall give Representative the opportunity to review and comment upon, any such press release or public announcement.

7.3 Parent Guaranty. The Guarantor hereby unconditionally and irrevocably guarantees to the Company the due and punctual payment and performance by Parent and Merger Sub (and any permitted assignees thereof) of Parent’s and Merger Sub’s obligations and liabilities under this Agreement (the “Guaranteed Obligations”). The foregoing sentence is an absolute, unconditional and continuing guaranty of the full and punctual discharge and performance the Guaranteed Obligations. Should Parent default in the discharge or performance of all or any portion of the Guaranteed Obligations, the obligations of the Guarantor hereunder shall become immediately due and, if applicable, payable. The Guarantor represents and warrants to the Company as follows: (i) Guarantor is duly incorporated, and presently subsisting under the laws of Pennsylvania and has the requisite organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) the execution, delivery and performance of this Agreement by the Guarantor have been duly authorized by all necessary organizational action, and no other proceedings or actions on the part of the Guarantor are necessary therefor; (iii) this Agreement constitutes the legal, valid and binding obligation of the Guarantor, and is enforceable against the Guarantor in accordance with its terms, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies; (iv) none of the execution, delivery or performance by the Guarantor of this Agreement will contravene, conflict with or result in a violation of any Laws to which the Guarantor is subject or bound, and there is no action, suit, claim or legal, administrative or arbitral proceeding pending or, to its knowledge, threatened by or against it with respect to any of the transactions contemplated by this Section 7.3; and (v) it will have at the Closing sufficient funds immediately available to pay and perform all of its obligations under this Section 7.3. The obligations of the Guarantor pursuant to this Section 7.3 shall terminate and be of no further force or effect immediately following the Effective Time.

7.4 R&W Insurance. In the event Parent or any of its Affiliates obtains a representations and warranties insurance policy in respect of the representations and warranties contained in this Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement (such policy, a “R&W Insurance Policy”), (i) all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to such R&W Insurance Policy shall be borne solely by Parent or such Affiliate (including the Surviving Corporation after the Merger), (ii) such R&W Insurance Policy shall not provide for any “seller retention” (as such phrase is commonly used in the representations and warranties insurance policy industry) and (iii) such R&W Insurance Policy shall expressly waive any claims of subrogation (except in the case of Fraud with respect to the making of the representations and warranties contained in Article IV of this Agreement) against the Company Stockholders.

7.5 Management Costs. Parent shall bear the reasonable costs of the Company’s management counsel to the extent the management arrangements are required by Parent or any of its Affiliates in connection with the transactions contemplated hereby, up to an aggregate amount of $20,000. Such amount shall be paid at the Closing and only after delivery of invoices, W-9s and wire instructions, at least three (3) Business Days before the Closing, and the applicable payee shall provide Parent an IRS Form W-9 prior to Closing.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE CLOSING

8.1 Conditions Precedent to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of the Party whose obligations to consummate the transactions contemplated hereby are subject thereto:

(a) No Legal Prohibition. No statute, rule, regulation, ruling, consent, decree, judgment, injunction or order shall be enacted, promulgated, entered or enforced by any court or other Governmental Authority which would prohibit the consummation by such Party of the transactions contemplated hereby.

(b) HSR Act and Antitrust Laws. (i) The applicable waiting period, together with any extensions thereof, under the HSR Act, and any agreement between the Parties and a Governmental Authority not to consummate the transactions, shall have expired or been terminated; and (ii) all approvals required under all applicable Antitrust Laws shall have been obtained.

8.2 Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of Parent:

(a) Accuracy of Representations and Warranties; Performance of Covenants. Other than Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5, Section 4.6, and Section 4.9, each of the representations and warranties of the Company contained in Article IV of this Agreement and Ancillary Document (without giving effect to any “materiality” or Material Adverse Effect qualification or exception contained therein) shall be true and correct in all respects, in each case as of the Closing with the same force and effect as though made on and as of the

Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need be accurate only as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct does not have a Material Adverse Effect. The representations and warranties contain in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5, Section 4.6, and Section 4.9 shall be true and correct in all but de minimis respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need be accurate only as of such date or with respect to such period). The Company shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing; provided, that, with respect to covenants and agreements that are qualified by materiality, the Company shall have performed such covenants and agreements, as so qualified, in all respects. Parent shall have received at the Closing a certificate from the Company, dated as of the Closing Date and executed by the Company, certifying its fulfillment of the conditions set forth in this Section 8.2(a).

(b) Closing Deliverables. The Company shall have delivered or caused to be delivered each of the items required to be delivered at the Closing pursuant to Section 9.1.

8.3 Conditions Precedent to Obligations of the Company. The obligations of the Company under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in writing at the option of the Company:

(a) Accuracy of Representations and Warranties; Performance of Covenants. The representations and warranties of Parent and Merger Sub contained in Article V of this Agreement shall be true and correct in all material respects as of the Closing with the same force and effect as though made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need be accurate only as of such date or with respect to such period). Parent and Merger Sub shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by Parent and Merger Sub on or prior to the Closing. The Company shall have received at the Closing a certificate from Parent and Merger Sub dated as of the Closing Date and executed by Parent and Merger Sub, certifying the fulfillment of the conditions set forth in this Section 8.3(a).

(b) Closing Deliverables. Parent shall have delivered or caused to be delivered each of the items required to be delivered at the Closing pursuant to Section 9.2.

8.4 Frustration of Closing Conditions. No Party hereto may rely on the failure of any condition set forth in Section 8.1, 8.2 or 8.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE IX

CLOSING

9.1 Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to Parent:

(a) Board Resolutions. A copy of the resolutions of the Board of Directors of the Company and the Requisite Stockholder Approval, certified by its Secretary as having been duly and validly adopted and as being in full force and effect, authorizing execution and delivery of this Agreement and performance by the Company of the transactions contemplated hereby;

(b) Resignations. Resignations, in a form reasonably acceptable to Parent, of all of the officers, managers and directors (as applicable) of the Acquired Companies, as requested by Parent, or evidence of the removal of any such persons, in a form reasonably acceptable to Parent;

(c) Certificate. The certificate, in a form reasonably acceptable to Parent, required by Section 8.2(a);

(d) Good Standing Certificate. A certificate of good standing (or its equivalent), dated not more than ten (10) days prior to the Closing Date, from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which each of the Acquired Companies are organized;

(e) Escrow Agreement. The Escrow Agreement validly executed by Representative;

(f) Paying Agreement. The Paying Agreement validly executed by the Paying Agent and Representative at least five (5) Business Days prior to the Closing Date;

(g) Data Room. An electronic copy of the Data Room as of the Closing;

(h) Dissenter and Appraisal Rights. Evidence, in a form reasonably acceptable to Parent, that holders of at least ninety six percent (96%) of the outstanding Company Shares as of immediately prior to the Effective Time, shall have waived or no longer be entitled to exercise such Company Stockholder’s dissenter and appraisal rights;

(i) 280G. Evidence, reasonably acceptable to Parent, that the process described in Section 6.8 has duly occurred, and the results thereof with respect to the Waived 280G benefits;

(j) D&O Tail Policy. Evidence of the D&O Tail Policy, reasonably acceptable to Parent;

(k) Debt Payoff Letters. The Company shall, and shall cause any Acquired Company to obtain from each holder of the Closing Indebtedness set forth on Schedule 9.1(k) a payoff letter in a form reasonable acceptable to Parent and any necessary UCC termination statements or other releases, including any filings with the United States Patent and Trademark Office, as may be required by Parent in its reasonable discretion to evidence the satisfaction of the Closing Indebtedness;

(l) FIRPTA Certificate. A certification, in a form reasonably acceptable to Parent and under penalties of perjury, stating that the Company is not and has not been during the relevant period a United States real property holding corporation, as defined in Section 897(c)(2) of the Code;

(m) Termination of Contracts. Evidence, reasonably satisfactory to Parent, of the termination of each Contract listed on Schedule 9.1(m);

(n) Estimated Merger Consideration; Consideration Schedule. The deliverables, set forth in Section 3.1(b); and

(o) Additional Documentation. Such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

9.2 Deliveries by Parent and Merger Sub. Parent will deliver or cause to be delivered to the Company or the Company Stockholders, as applicable:

(a) Merger Consideration. Payment of the Merger Consideration and other amounts payable as provided in Section 3.1;

(b) Board Resolutions. A copy of the resolutions of the Board of Directors or Managers, as applicable, of each of Parent and Merger Sub, certified by its Secretary as having been duly and validly adopted and as being in full force and effect, authorizing execution and delivery of this Agreement and performance by Parent and Merger Sub of the transactions contemplated hereby;

(c) Certificate. The certificate required by Section 8.3(a);

(d) Escrow Agreement. The Escrow Agreement validly executed by Parent and Escrow Agent;

(e) Paying Agreement. The Paying Agreement validly executed by Parent at least five (5) Business Days prior to the Closing Date;

(f) Good Standing Certificate. A certificate of good standing, dated not more than ten (10) days prior to the Closing Date, with respect to each of Parent and Merger Sub, issued by the Secretary of State of the Commonwealth of Pennsylvania and the State of Delaware, respectively; and

(g) Additional Documentation. Such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE X

POST-CLOSING COVENANTS

10.1 Tax Covenants.

(a) All transfer, documentary, sales, use, stamp, registration or similar Taxes and fees applicable to, imposed upon or arising out of the Merger shall be borne equally by Parent and Representative (on behalf of the Company Stockholders). Parent shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b) None of Parent, Merger Sub, the Acquired Companies or any of their Affiliates shall make any election under Section 336 or Section 338 of the Code with respect to the transactions contemplated by this Agreement.

(c) Parent and Merger Sub shall not take any action with respect to the Company or the Company Subsidiaries that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

(d) Parent agrees that any amounts to be paid pursuant to this Agreement that are treated as compensation for income Tax purposes may be paid, at the Representative’s direction, to the applicable Acquired Company (at such time upon which such payment is due), which in turn, shall pay the applicable recipient such amounts through the applicable Acquired Company’s payroll, less applicable withholding Taxes, and will be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such withholding was made.

(e) Parent and the Representative shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding or any tax planning and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, including, but not limited to, information required by either Party to comply with Sections 6043 and 6043A of the Code or the Treasury Regulations promulgated thereunder. Parent and the Representative further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed as a result of the transactions contemplated by this Agreement (including, but not limited to, any transfer taxes).

(f) The Representative and Parent agree that solely for Tax purposes (i) unless otherwise required by applicable law, the portion of the Escrow Funds paid to holders of Company Shares shall be treated as deferred purchase price eligible for installment sale treatment under Section 453 of the Code and any similar provision of foreign, state or local income Tax Law and (ii) Parent shall be treated as the owner of the Escrow Funds.

(g) Except to the extent taken into account the calculation of the Aggregate Merger Consideration or attributable to a Tax attribute arising in a taxable period (or portion thereof) beginning after the Closing Date, any refunds (or credits for overpayments) of Taxes that have been paid by an Acquired Company prior to Closing shall be for the account of the Company Stockholders (net of any Taxes imposed thereon or expenses incurred with respect thereto) (such refunds, the “Tax Refunds”), and Parent shall, and shall cause the Acquired Companies to, take all commercially reasonable actions to obtain such Tax Refunds and pay, or cause to be paid, to the Representative (on behalf of the Company Stockholders) an amount of cash equal to such Tax Refund actually received within ten (10) days after receipt thereof.

10.2 Director and Officer Liability and Indemnification.

(a) Following the date hereof and until the Closing Date, the Company and the Parent agree to use commercially reasonable efforts to cooperate to evaluate and procure a customary “tail” insurance policy with a claims period of at least six (6) years from the Closing Date with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the officers and directors of the Acquired Companies as set forth in each Acquired Company’s existing policies with respect to claims arising out of or relating to events which occurred before or on the Closing Date (the “D&O Tail Policy”). It is agreed that 50% of all premiums, fees, commissions, taxes, costs and other expenses with respect to the D&O Tail Policy shall be borne by Parent up to 50% of $75,000 of such amounts in the aggregate (such $75,000 amount, the “D&O Tail Policy Cap”) (and the other 50% or up to $37,500 shall be borne by the selling equityholders as a Transaction Expense) and any excess amount above the D&O Tail Policy Cap shall be borne 100% by the Parent. During the term of the D&O Tail Policy, Parent or the Surviving Corporation shall not (and shall cause, after the Closing, the Acquired Companies not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived.

(b) For six (6) years after the Closing Date, Parent shall, and shall cause the Acquired Companies (each, a “D&O Indemnifying Party”) to, to the fullest extent permitted by applicable law, (i) indemnify and hold harmless (and release from any liability to Parent or the Company or any of the Company Subsidiaries), the D&O Indemnified Persons against all D&O Expenses (as defined below), losses, claims, damages, judgments or amounts paid in settlement (collectively, “D&O Costs”) in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on or arising out of or relating to the fact that such Person is or was a director or officer of the Company or any of the Company Subsidiaries and arising out of acts or omissions occurring on or prior to the Closing (including in respect of acts or omissions in connection with this Agreement or the transactions contemplated hereby) (a “D&O Indemnifiable Claim”) and (ii) advance to such D&O Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor; provided, however, that the D&O Indemnified Person to whom D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction in a final, non-appealable judgment that such D&O Indemnified Person is not entitled to such indemnification. Any D&O Indemnifiable Claim shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully satisfied. For the purposes of this Section 10.2(a), “D&O Expenses” means attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any D&O Indemnifiable Claim, but shall exclude losses, judgments and amounts paid in settlement (which items are, for the avoidance of doubt, included in the definition of D&O Costs). Notwithstanding the foregoing, none of the Acquired Companies will be liable for any settlement related to any D&O Indemnifiable Claim without such Acquired Company’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(c) In the event Parent, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case proper provision shall be made so that the successors and assigns of Parent or the Company, as the case may be, shall assume the obligations set forth in this Section 10.2. The provisions of this Section 10.2 shall survive the consummation of the Merger and are expressly intended to benefit each of the D&O Indemnified Persons.

10.3 Employee Matters.

(a) For a period of twelve (12) months following the Effective Time (or, if earlier, until the termination of employment of the relevant employee), Parent shall provide, or shall cause to be provided, to each Continuing Employee, (i) annual base salary or base wages, annual cash incentive compensation opportunities (excluding equity or equity-based compensation) and severance that are substantially comparable to such annual base salary or base wages, annual cash incentive compensation opportunities (excluding equity or equity-based compensation) and severance provided to such Continuing Employee immediately prior to the Effective Time; and (ii) employee benefits (excluding Pension Plans, equity or equity-based compensation) that are substantially comparable in the aggregate to the employee benefits provided to such Continuing Employee under the Employee Benefit Plans immediately prior to the Effective Time. Notwithstanding the foregoing, (i) except as provided in clause (ii), Continuing Employees will continue to be employed at-will and may be terminated at any time, with or without cause, including during the twelve (12) month period following the Effective Time, and (ii) the terms and conditions (including benefits and compensation) of employment for any Continuing Employee whose employment is covered by a collective bargaining agreement shall be governed by the terms of the applicable collective bargaining agreement.

(b) For purposes of eligibility and vesting (other than vesting of future equity awards) and or purposes of future vacation accruals and determining severance amounts (but not, for the avoidance of doubt, for purposes of benefit accrual under any retirement plan) under the employee benefit plans of Parent or its Affiliates (including the Surviving Corporation) in which Continuing Employees participate (a “Parent Benefit Plan”), each Continuing Employee shall be credited with all years of service for which such Continuing Employee was credited before the Closing Date for the same purposes such service was recognized under any analogous Employee Benefit Plans; except where such recognition would result in duplication of benefits. In addition, and without limiting the generality of the foregoing, solely with respect to any Parent Benefit Plan in which Continuing Employees participate (and excluding for this purpose any defined benefit plans) : (i) Parent shall use commercially reasonable efforts to cause each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Parent Benefit Plans (to the extent that such Continuing Employee participated (and had satisfied all eligibility requirements, including waiting periods) under the analogous Employee Benefit Plan immediately prior to the Closing); and (ii) for purposes of each Parent Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Parent Benefit Plan to be waived for such Continuing Employee and his or her covered dependents.

(c) The provisions of this Section 10.3 are solely for the benefit of the parties hereto, and shall not confer upon any Person any third-party beneficiary rights. Nothing contained in this Section 10.3, whether express or implied: (i) shall be treated as establishing, amending or modifying for any purpose any Employee Benefit Plan or Parent Benefit Plan; (ii) shall alter or limit the ability of any Party hereto or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; or (iii) is intended to confer upon any current or former employee of any Acquired Company or any other Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

ARTICLE XI

TERMINATION

11.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(a) Parent and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Parent or the Company may terminate this Agreement by written notice to the other Party prior to the Closing, if:

(i) the Merger has not been consummated on or before the date that is 90 days from the date hereof (the “End Date”); provided, that neither Parent nor the Company will be entitled to terminate this Agreement pursuant to this Section 11.1(b)(i) if such Party’s willful breach of this Agreement has hindered the consummation of the transactions contemplated by this Agreement on or prior to the End Date; provided, further, that Company and Parent each shall not have the right to terminate this Agreement pursuant to this Section 11.1(b)(i) if the extending Party is pursuing specific performance of, or other equitable remedies with respect to, Parent’s obligations hereunder; and provided, further, that either Party shall have the right to extend, from time to time, the End Date for additional periods of time not to exceed an additional one hundred eighty (180) days in the aggregate if all conditions to the Closing (other than the condition set forth in Section 8.1(b)) are satisfied or capable of then being satisfied and such Party reasonably believes that the condition in Section 8.1(b) may be satisfied on or prior to the End Date, as extended; or

(ii) (A) there shall be any Law that shall make illegal the consummation of the Merger or (B) a Governmental Authority shall have enacted, issued, promulgated or entered an order or injunction prohibiting, enjoining or restraining the Merger and such order or injunction shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 11.1(b)(ii) shall not be available to a Party if such order or injunction was primarily due to the failure of such party to comply with this Agreement;

(c) Parent may, with no liability to the Company or any third party, including the Company Stockholders, terminate this Agreement by giving written notice to the Company at any time prior to the Closing if (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that causes or would reasonably be expected to cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied at Closing, (ii) such breach or failure to perform is incapable of being cured or, if curable, is not cured by the Company by the earlier of (A) the End Date and (B) within ten (10) Business Days after giving the Company written notice of such breach or failure; provided that, at the time of such termination, neither Parent nor Merger Sub shall be in breach of this Agreement which causes or would reasonably be expected to cause a condition to Closing set forth in Section 8.1 or Section 8.3 to fail to be satisfied, and (iii) the Requisite Stockholder Approval has not been delivered to Parent within twenty-four (24) hours after the due execution and delivery of this Agreement; and

(d) The Company may terminate this Agreement by giving written notice to Parent at any time prior to the Closing if (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that causes or would reasonably be expected to cause any of the conditions set forth in Section 8.1 or Section 8.3 not to be satisfied at Closing and (ii) such breach or failure to perform is incapable of being cured or, if curable, is not cured by Parent or Merger Sub by the earlier of (A) the End Date and (B) within ten (10) Business Days after the giving to Parent or Merger Sub written notice of such breach or failure; provided that, at the time of such termination, the Company shall not be in breach of this Agreement which causes or would reasonably be expected to cause a condition to Closing set forth in Section 8.1 or Section 8.2 to fail to be satisfied.

11.2 Effect of Termination. In the event of termination of this Agreement, by either Parent or the Company in accordance herewith, the provisions of this Agreement will immediately become void and of no further force or effect (other than this Section 11.2, and Article XII hereof, which will survive the termination of this Agreement in accordance with their terms); provided, however, that (a) the last sentence of Section 6.4 above and the Confidentiality Agreement referred to therein, will survive the termination of this Agreement for a period of three (3) years following the date of such termination (and, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, (i) the Confidentiality Agreement term will be automatically amended to be extended for such three (3)-year period and (ii) the confidentiality and non-use obligations specified in the Confidentiality Agreement shall survive and subsist in relation to any information comprised of trade secrets for as long as the Acquired Companies maintain such trade secrets and they are entitled to trade secret protection under applicable Law), and (b) the last sentence of Section 7.1(b), Section 7.3 and Section 12.15(d) shall survive any such termination and shall remain in full force and effect. Nothing herein will relieve any Party from any liability, damages or obligations (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and, in the case of liabilities or damages payable by Parent, would include the benefits of the transactions contemplated by this Agreement lost by the Company and the Company Stockholders (taking into consideration all relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of the Company and the Company Stockholders) to any other Party for Fraud or any willful and material breach by such Party of its representations, warranties, covenants or agreements set forth in this Agreement occurring prior to such termination. For purposes of this Agreement, “willful and material breach” shall mean a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the conscious object of the act or failure to act, and shall include any failure of Parent or Merger Sub to consummate the transactions contemplated by this Agreement in accordance herewith. Subject to Section 12.14, nothing in this ARTICLE XI will be deemed to impair the right of any Party to compel specific performance or other equitable remedies by another Party of its obligations under this Agreement.

ARTICLE XII

MISCELLANEOUS

12.1 Expenses. Except as otherwise expressly set forth in this Agreement, each of Parent, Merger Sub, the Company and the Representative (solely on behalf of the Company Stockholders) will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that in the event the Merger is consummated, the costs and expenses (including legal fees and expenses) of the Acquired Companies incurred on behalf of the Company Stockholders in connection with this Agreement and the transactions contemplated hereby will constitute part of the Transaction Expenses.

12.2 No Third Party Beneficiaries. Except as otherwise set forth in Section 12.9, Section 12.16(c) and Section 12.17, this Agreement and its provisions are for the sole benefit of the Parties, Company Stockholders and the D&O Indemnified Persons and their respective successors and permitted assigns and shall not confer any rights or remedies upon any Person.

12.3 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, the Confidentiality Agreement, the Payments Agreement, the Escrow Agreement and the other documents referred to herein, constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

12.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Parent, the Representative and the Company, provided, that Parent may assign this Agreement and any of its rights and interests hereunder, without the consent of any Person, to an Affiliate (including Affiliates formed before or after the date of this Agreement), to any purchaser of all or any portion of the assets or business of Parent or any of its Affiliates, or as collateral security to any lender or prospective lender to Parent or the Company or to any purchaser of all or substantially all of the equity or assets of Parent or any of its Subsidiaries (including the Company and the Company Subsidiaries following the Closing); provided, further that no assignment to any such Affiliate, lender or purchaser shall in any way affect Parent’s obligations or liabilities under this Agreement.

12.5 Counterparts. This Agreement may be executed in counterparts (including by means of electronic transmission), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

12.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.7 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one (1) Business Day after being sent to the recipient on a priority basis by reputable overnight courier service (charges prepaid), or (c) if sent by electronic mail, when received if received before 5:00 p.m. local time of the recipient on a Business Day, and otherwise on the next following Business Day, in each case addressed to the intended recipient as set forth below:

(a) If to Guarantor, Parent, Merger Sub or the Company (after the Closing), addressed to it at:

MSA Safety Incorporated

1000 Cranberry Woods Drive

Cranberry Township, PA 16066

Email: Ken.Krause@msasafety.com

Attention: Kenneth Krause, Senior Vice President and Chief Financial Officer

With a copy to (which shall not constitute notice):

MSA Safety Incorporated

1000 Cranberry Woods Drive

Cranberry Township, PA 16066

Email: Stephanie.Sciullo@msasafety.com

Attention: Stephanie Sciullo, Vice President and Chief Legal Officer

Reed Smith LLP

225 Fifth Avenue

Pittsburgh, PA 15222

E-mail: ksiegel@reedsmith.com

Attention: Kenneth M. Siegel

If to the Company (prior to the Closing), addressed to it at:

Viking Topco, Inc.

c/o FFL Partners, LLC

One Maritime Plaza, Suite 2200

San Francisco, CA 94111

E-mail: gevans@fflpartners.com; glong@FFLPartners.com

Attention: Geoff Evans; Greg Long

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

3330 Hillview Avenue

Palo Alto, CA 94304

Email: rodin.hai-jew@kirkland.com; eva.mak@kirkland.com

Attention: Rodin M. Hai-Jew, P.C.; Eva Y. Mak

If to the Representative, addressed to it at:

Laurel Solutions Holdings LLC

c/o FFL Partners, LLC

One Maritime Plaza, Suite 2200

San Francisco, CA 94111

E-mail: gevans@fflpartners.com; glong@FFLPartners.com

Attention: Geoff Evans; Greg Long

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

3330 Hillview Avenue

Palo Alto, CA 94304

Email: rodin.hai-jew@kirkland.com; eva.mak@kirkland.com

Attention: Rodin M. Hai-Jew, P.C.; Eva Y. Mak

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section 12.7.

12.8 Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware and without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdictions. In furtherance of the foregoing, the laws of the State of Delaware will control even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER AGREEMENTS CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.8.

(c) The Parties submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware and any federal appellate court therefrom) in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement, certificate or other document delivered in connection herewith and by this Agreement waive, and agree not to assert, any defense in any action for the interpretation or enforcement of this Agreement and any related agreement, certificate or other document delivered in connection herewith that they are not subject to such jurisdiction or that such action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts, that the action is brought in an inconvenient forum, or that the venue of the action is improper.

(d) Each Party agrees that service in person or by certified or by nationally recognized overnight courier to its address set forth in Section 12.7 shall constitute valid in personal service upon such Party and its successors and assigns in any arbitration proceeding commenced pursuant to this Section 12.8. Each Party hereby acknowledges that this is a commercial transaction, that the foregoing provisions for consent to arbitration, service of process and waiver of jury trial have been read, understood and voluntarily agreed to by each Party and that by agreeing to such provisions each Party is waiving important legal rights.

12.9 No Survival; Acknowledgment; Waiver.

(a) Except in a claim for Fraud, all representations, warranties, covenants and agreements contained in this Agreement or in any agreement delivered pursuant to this Agreement will not survive beyond the Closing such that no claim for breach, or failure to be true and correct, of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing by any Person with respect thereto and there will be no liability in respect thereof, whether such liability has accrued prior to, on or after the Closing, except for those covenants and agreements contained herein that by their express terms apply or are to be performed in whole or in part after the Closing. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein.

(b) THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV, AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULES, CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY TO PARENT AND MERGER SUB IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF PARENT AND MERGER SUB UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY AND ANY OF THE OTHER ACQUIRED COMPANIES) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND ARE NOT BEING RELIED UPON BY EITHER PARENT OR MERGER SUB OR ANY OF THEIR REPRESENTATIVES OR AFFILIATES. PARENT SHALL ACQUIRE THE BUSINESS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN ARTICLE IV, AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULES. NOTWITHSTANDING ANYTHING TO THE CONTRARY, NEITHER THE COMPANY NOR ANY OTHER PERSON SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (I) ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO PARENT, MERGER SUB OR THEIR RESPECTIVE COUNSEL, ACCOUNTANTS OR ADVISORS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS OF ANY ACQUIRED COMPANY OR THE GROUP AS A WHOLE OR (II) EXCEPT AS EXPRESSLY COVERED BY A SPECIFIC REPRESENTATION AND WARRANTY CONTAINED IN ARTICLE IV, AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULES, ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE TO PARENT, MERGER SUB OR THEIR RESPECTIVE COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO ANY ACQUIRED COMPANY OR THE GROUP AS A WHOLE.

(c) Except for a claim for Fraud, Parent, for itself and on behalf of its Affiliates, and any of their respective officers, directors, employees, agents, representatives, successors and permitted assigns (including, after the Closing, the Acquired Companies) (each a “Waiving Party”), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any of the Acquired Companies, the Company Stockholders or any of their respective Affiliates, or any of their respective officers, directors, employees, agents, representatives, successors and permitted assigns (the “Seller Group”) relating to the Business, the operation of the Company, the Company Subsidiaries or their respective businesses or relating to the subject matter of this Agreement or any Exhibit or the Schedules hereto, or any ancillary agreement, certificate or other document entered into, made, delivered, or made available in connection herewith, or as a result of any of the transactions contemplated hereby or thereby, whether arising under, or based upon, any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived by the Waiving Parties (the “Waived Claims”); provided, however, this Section 12.9(c) shall not apply to, and “Waived Claims” shall not include, any rights or claims set forth in this Agreement or the Stockholder Letter of Transmittal. Furthermore, without limiting the generality of this Section 12.9, (a) no claim will be brought or maintained by, or on behalf of, Parent or any other Waiving Party (including, after the Closing, the Acquired Companies) against the Company Stockholders, the Company or any other member of the Seller Group, and no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties or covenants of the Company or any other Person set forth or contained in this Agreement or any Exhibit or Schedules hereto, or any ancillary agreement, certificate or other document entered into, made, delivered, or made available in connection herewith, or as a result of any of the transactions contemplated hereby or thereby, except for a claim of Fraud. The parties hereto acknowledge and agree that the limits imposed on the Waiving Parties’ remedies with respect to this Agreement and the transactions contemplated hereby were bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid by Parent and Merger Sub hereunder. Members of the Seller Group shall be a third party beneficiaries of this Agreement for purposes of this Section 12.9.

(d) EACH OF PARENT AND MERGER SUB, ON BEHALF OF THE WAIVING PARTIES, EXPRESSLY IRREVOCABLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE OR COMMON LAW PRINCIPLES WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS, EXCEPT FOR A CLAIM FOR FRAUD. EACH OF PARENT AND MERGER SUB ON BEHALF OF THE WAIVING PARTIES, ACKNOWLEDGES THAT IT UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF ANY STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. EACH OF PARENT AND MERGER SUB, ON BEHALF OF THE WAIVING PARTIES, ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.

12.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent, the Company and the Representative. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law by which this Agreement is governed, such invalidity, illegality or unenforceability shall not affect any other provision; provided that such provision shall be construed to give effect to the Parties’ intent regarding such provision to the maximum extent permitted by applicable Law.

12.12 Disclosure. The information contained in this Agreement and in the Company Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever (including any violation of law or breach of contract).

12.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

12.14 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other (as applicable) and to enforce specifically the terms and provisions of this Agreement and to thereafter cause the transactions contemplated by this Agreement to be consummated on the terms and subject to the conditions thereto set forth in this Agreement. The foregoing rights are in addition to and without limitation of any other remedy to which the Parties may be entitled at law or in equity. The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the Parties hereto hereby waives (a) the defense that a remedy at law would be adequate. If any Party brings any action to enforce specifically the performance of the terms and provisions hereof by any other Party, the End Date shall automatically be extended by (x) the amount of time during which such action is pending, plus twenty (20) Business Days or (y) such other later date established by the Delaware court presiding over such action. The Parties further agree that (i) by seeking the remedies provided for in this Section 12.14, no Party shall in any respect waive its right to seek at any time any other form of relief that may be available to it under this Agreement or any other agreement or document entered into in connection herewith or the transactions contemplated hereby (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 12.14 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 12.14 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 12.14 prior to or as a condition to exercising any termination right under Article , nor shall the commencement of any legal proceeding pursuant to this Section 12.14 or anything set forth in this Section 12.14 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article XI or pursue any other remedies under this Agreement any other agreement or document entered into in connection herewith or the transactions contemplated hereby that may be available then or thereafter.

12.15 Representative.

(a) Designation. The Representative is hereby authorized to serve as the representative of each Company Stockholder with respect to the matters expressly set forth in this Agreement to be performed by the Representative.

(b) Authority. Each Company Stockholder, by his, her or its acceptance of any portion of the Merger Consideration, as well as through the execution and delivery of his, her or its Stockholder Letter of Transmittal pursuant to the terms of this Agreement, irrevocably appoints the Representative as of the Closing as the representative, agent, proxy and attorney-in-fact for such Company Stockholder for all purposes of this Agreement, the Escrow Agreement and the Payments Agreement (including the full power and authority on such Company Stockholder’s behalf (i) to consummate the transactions contemplated herein, (ii) to pay such Company

Stockholder’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date hereof), (iii) to make any determinations and settle any matters in connection with the adjustment of the Merger Consideration contemplated by Article III, (iv) to cause the Payments Administrator to distribute any funds payable by Parent hereunder which are for the account of the Company Stockholders, (v) to deduct and/or hold back any funds which may be payable to any Company Stockholder pursuant to the terms of this Agreement in order to pay, or establish a reserve for, any amount which may be payable by such Company Stockholder hereunder, (vi) to execute and deliver on behalf of such Company Stockholder any amendment to the terms hereof, (vii) to take all other actions to be taken by or on behalf of such Company Stockholder in connection herewith, (viii) to retain funds for reasonably anticipated expenses and liabilities, and (ix) to do each and every act and exercise any and all rights which such Company Stockholder or the Company Stockholders collectively are permitted or required to do or exercise under this Agreement, the Escrow Agreement and the Payments Agreement). All decisions and actions by the Representative made in accordance with the authority granted to it hereunder, including the defense or settlement of any claims for losses for which Parent, Merger Sub and their respective officers, directors, employees, agents, representatives, successors and permitted assigns may be entitled to indemnification, shall be binding upon all of the Company Stockholders, and no Company Stockholder shall have the right to object, dissent, protest or otherwise contest the same. The Representative Holdback Amount shall be retained by the Representative for such time as the Representative shall determine in its sole discretion.

(c) Replacement. In the event that the Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Company Stockholders (or, if applicable, their respective heirs, legal representatives, successors and assigns) who held a majority of the voting power represented by the capital stock of the Company issued and outstanding immediately prior to the Effective Time shall select another representative to fill such vacancy, and such substituted representative shall be deemed to be the Representative for all purposes of this Agreement.

(d) Exculpation.

(i) Neither the Representative nor any agent employed by it shall incur any liability to any other Person by virtue of the failure or refusal of the Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder or any of its omissions or actions with respect thereto. For the avoidance of doubt, Parent and Merger Sub shall be entitled to rely on the acts, omissions and direction, to the extent authorized hereunder, of the Representative and shall have no liability for such reliance, any actions taken as a result of such reliance, or for any actions taken or not taken by the Representative. No Company Stockholder shall be permitted and each Company Stockholder shall agree to not initiate any Legal Proceeding against Parent, Merger Sub, or the Surviving Corporation due to any actions taken or not taken by the Representative.

(ii) The Representative shall have no obligations to make any payments, including on behalf of any Company Stockholder or any other Person. Parent agrees that it will not look to the personal assets of the Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Company (pre-Closing) or the Company Stockholders. The Representative will incur no liability of any kind to any Stockholder with respect to any action or omission by the Representative in connection with the Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability primarily resulting from the Representative’s Fraud, gross negligence or willful or intentional misconduct. The Representative shall not be liable to any Stockholder for any action or omission pursuant to the advice of counsel reasonably acceptable to the Representative. The Company Stockholders will indemnify, defend and hold harmless the Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been primarily caused by the gross negligence or willful misconduct of the Representative, the Representative will reimburse the Company Stockholders and Option Holders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Representative by the Company Stockholders, any such Representative Losses may be recovered by the Representative from (i) the funds in the Representative Holdback Amount, and (ii) the amounts in the Escrow Funds at such time as remaining amounts would otherwise be distributable to the Company Stockholders pursuant to the Escrow Agreement and this Agreement; provided, that while this section allows the Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. In no event will the Representative be required to advance its own funds on behalf of the Company Stockholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Company Stockholders set forth elsewhere in this Agreement (including Section 12.1 and Section 12.17 hereof) are not intended to be applicable to the indemnities provided to the Representative under this Section 12.15. The Company Stockholders acknowledge and agree that the foregoing indemnities will survive the Closing, the resignation or removal of the Representative or the termination of this Agreement.

(iii) The Representative Holdback Amount will be held in with an FDIC-insured institution in a segregated account. The Company Stockholders will not receive any interest or earnings on the Representative Holdback Amount and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings. The Representative will not be liable for any loss of principal of the Representative Holdback Amount other than as a result of its gross negligence or willful misconduct. The Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Representative’s responsibilities, the Representative will deliver any remaining balance of the

Representative Holdback Amount to the Payments Administrator for further distribution in accordance with Section 3.4(d)(i)–(iii) (the date of such distribution, the “Representative Holdback Distribution Date”). For tax purposes, the Representative Holdback Amount will be treated as having been received and voluntarily set aside by the Company Stockholders at the time of Closing.

(iv) This Section 12.15(d) shall survive any termination of this Agreement pursuant to Article XI.

(e) Irrevocability; Successors. The provisions of this Section 12.15 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Stockholder may have in connection with the transactions contemplated by this Agreement. The provisions of this Section 12.15 shall be binding upon the heirs, legal representatives, successors and assigns of each Company Stockholder, and any references in this Agreement to a Company Stockholder shall mean and include the successors to the rights of the Company Stockholders hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

12.16 Conflict Waiver.

(a) Each of Parent and the Company, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications pertaining to the Seller Group and their counsel, including Kirkland & Ellis LLP, made in connection with the negotiation, preparation, execution, delivery and performance of, or any dispute or proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated by this Agreement (including the process for the sale of the Company by the Company Stockholders), or any matter relating to any of the foregoing, are privileged communications between the Seller Group and such counsel and none of Parent, the Company or any of the Waiving Parties, nor any Person purporting to act on behalf of or through Parent or the Company or any of the Waiving Parties, will seek to obtain the same by any process; provided, that applicable communications between the Company or any Company Subsidiary and their respective legal counsel, in each case that were not made in connection with the negotiation, preparation, execution, delivery and performance of, or any dispute or proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated by this Agreement (including the process for the sale of the Company by the Company Stockholders), or any matter relating to any of the foregoing shall pass to the Company or such Company Subsidiary. From and after the Closing, each of Parent and the Company, on behalf of itself and the Waiving Parties, waives and will not assert any attorney-client privilege with respect to any communication between Kirkland & Ellis LLP and the Company or any Person in the Seller Group occurring during the representation in connection with the negotiation, preparation, execution and delivery of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and each of Parent and the Company, on behalf of itself and the Waiving Parties, acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, as to all such communications that relate in any way to this Agreement and the other agreements contemplated hereby, or the transactions contemplated hereby and thereby, the attorney-client privilege and the expectation of client confidence belongs to the Seller Group and shall be controlled by the Seller Group and shall not pass to or be claimed by Parent, the Company, any of the Waiving Parties or any of their respective Affiliates. Each of Parent and the Company, on behalf of itself and the Waiving Parties, further acknowledges and agrees that the parties have each undertaken commercially reasonable efforts to prevent the disclosure of confidential or attorney-client privileged information. Notwithstanding such efforts, each of Parent and the Company, on behalf of itself and the Waiving Parties, acknowledges and agrees that the consummation of the transactions contemplated by this Agreement may result in the inadvertent disclosure of information that may be confidential or subject to a claim of privilege and that any disclosure of such information will not prejudice or otherwise constitute a waiver of any claim of privilege and that no such Person may use or rely on any such disclosure in any Legal Proceeding against or involving any member of the Seller Group after the Closing. Notwithstanding anything in the foregoing to the contrary, in the event that a dispute arises between Parent, any of the Acquired Companies, or any of their respective Affiliates, on the one hand, and a third party other than a party to this Agreement, the Company Stockholders or any of such party’s Affiliates, on the other hand, after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Kirkland & Ellis LLP to such third party; provided, however, that the Company may not waive such privilege without taking reasonable efforts to obtain the prior written consent of the Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) Parent hereby agrees, on its own behalf and on behalf of its Waiving Parties, that Kirkland & Ellis LLP may serve as counsel to each and any Person of the Seller Group, on the one hand, and the Acquired Companies, on the other hand, in connection with the negotiation, preparation, execution, deliver and performance of this Agreement and the transactions contemplated hereby and that, following the consummation of the transactions contemplated hereby, Kirkland & Ellis LLP may serve as counsel to each and any Person in the Seller Group in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement or the transactions contemplated hereby notwithstanding such representation or any continued representation of the Company and/or any of its Subsidiaries or in connection with any other matter relating to the process for the sale of the Company by the Company Stockholders. Each of Parent, Merger Sub and the Company hereby consents to and irrevocably waives (individually and on behalf of any Waiving Party claiming by, through or on behalf of any of them) any conflicts that may arise in connection with such representation.

(c) Kirkland & Ellis LLP shall be a third party beneficiary of this Agreement for purposes of this Section 12.16.

12.17 Non-Recourse.

(a) Other than for claims or causes of action pursuant to the Stockholder Letters of Transmittal contemplated by Article III or Parent guaranty in Section 7.3, all claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as Parties hereto. Other than for claims or causes of action pursuant to the Stockholder Letters of Transmittal contemplated by Article III or Parent guaranty in Section 7.3, no Person who is not a named Party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each Party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliate. The Non-Party Affiliates shall be a third party beneficiaries of this Agreement for purposes of this Section 12.17.

(b) Notwithstanding Section 12.17(a), Section 12.17(a) shall not apply to any claim for Fraud. Each Company Stockholder shall jointly and severally be liable and indemnify Parent and the Surviving Corporation against any claim for Fraud that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

12.18 Release. Effective upon the Closing, each Company Stockholder, on behalf of itself and its Affiliates (collectively, the “Releasing Parties”), hereby, knowingly and voluntarily, forever compromises, settles, waives, releases and discharges with prejudice Parent, Merger Sub, the Surviving Corporation, and each Acquired Company and each present or future director, officer, employee, agent, advisor, representative, auditor, trustee, shareholder, member, partner, Affiliate, parent, subsidiary, successor or assign of Parent, Merger Sub, the Surviving Corporation, and each Acquired Company (collectively, the “Released Parties”) from any and all Legal Proceedings, rights, protests, disputes, orders, debts, demands, Contracts, promises, liabilities, controversies, costs, expenses, fees (including attorneys’ fees), and damages of any kind, which any Releasing Party now has, has ever had or may hereafter have against the respective Released Parties, in each case, in respect of the Acquired Companies, arising contemporaneously with or prior to the Effective Time or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Effective Time arising by any means including, without limitation, subrogation, assignment, reimbursement, operation of law or otherwise, whether known or unknown, accrued or not accrued, foreseen or unforeseen, or mature or unmature (collectively, “Released Claims”). The Released Claims include, but are not limited to, breaches of contract, torts or personal injury of any sort, whether intentional or negligent, including, without limitation, for the negligence of any or all of the Released Parties, and under any state or federal statute or regulation, in equity or at common law. Each Company Stockholder hereby irrevocably covenants to refrain from, directly or indirectly, asserting, selling, pledging, transferring or otherwise disposing of any Released Claim or any right, title, interest, lien, security interest, or claim in, to, or with respect to a Released Claim. Notwithstanding the foregoing, this Section 12.18 does not release any claims of (i) any Company Stockholder arising from or related to this Agreement or any of the Ancillary Documents, (ii) any Company Stockholder who is employed by an Acquired Company as of the date hereof with respect to matters related to such employment relationship, and (iii) any Company Stockholder with respect to any rights to indemnification and insurance as set forth in Section 10.2.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.

PARENT:

MSA ADVANCED DETECTION, LLC

By:	MSA WORLDWIDE, LLC,
its sole member

	By:	MSA SAFETY INCORPORATED,
its sole member

	By:	/s/ Kenneth Krause
	Name:	Kenneth D. Krause
	Title:	Senior Vice President, Chief Financial Officer, and Treasurer

MERGER SUB:

CARDINAL MERGER SUBSIDIARY, INC.

By:	/s/ Kenneth Krause
Name:	Kenneth Krause
Title:	President

Solely for the purposes of Section 7.3:

GUARANTOR:

MSA SAFETY INCORPORATED

By:	/s/ Kenneth Krause
Name:	Kenneth D. Krause
Title:	Senior Vice President, Chief Financial Officer, and Treasurer

[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER]

COMPANY:

VIKING TOPCO, INC.

By:	/s/ Geoff Evans
Name:	Geoff Evans
Title:	Secretary

[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER]

REPRESENTATIVE:

Laurel Solutions Holdings LLC, solely in its capacity as the Representative

By:	/s/ Geoff Evans

Name:	Geoff Evans

Title:	Secretary

[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER]